     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 28, 1999
                                                 REGISTRATION NO. 333-66853

===============================================================================
                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                AMENDMENT NO. 2
                                       TO
                                   FORM SB-2


            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                             Credit Concepts, Inc.
                 ----------------------------------------------
                 (Name of small business issuer in its charter)

    Oregon                            6141                     93-1236587
---------------------        ---------------------        -------------------
(State or jurisdic-            (Primary Standard             (IRS Employer
tion of incorporation          Industrial Classi-         Identification No.)
or organization)             fication Code Number)

     2149 Centennial Plaza, Suite 2, Eugene, Oregon 97401    (541) 342-8545
   --------------------------------------------------------------------------
         (Address and telephone number of principal executive offices)

                                     (Same)
              ---------------------------------------------------
              (Address of principal place of business or intended
                          principal place of business)

                            Tom W. Palmer, President
                         2149 Centennial Plaza, Suite 2
                              Eugene, Oregon 97401
                                 (541) 342-8545

                                    Copy to:
                                Mike Liles, Jr.
                              Karr Tuttle Campbell
                         1201 Third Avenue, Suite 2900
                           Seattle, Washington 98101
                                 (206) 224-8068
           ---------------------------------------------------------
           (Name, address and telephone number of agent for service)

Approximate date of commencement of proposed sale to the public ___________.

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________________________

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ______________________________

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____________________________________

     If delivery of the Prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

===============================================================================

                       CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------
Title of Each        Dollar         Proposed        Proposed
  Class of           Amount         Maximum         Maximum        Amount of
Securities To        To Be       Offering Price    Aggregate      Registration
Be Registered      Registered       Per Unit     Offering Price       Fee
-------------------------------------------------------------------------------
Investment
Certificates     $5,000,000.00   $1,000,000.00    $5,000,000.00       $2,780
-------------------------------------------------------------------------------


     NOTE. If the filing fee is calculated pursuant to Rule 457(o) under the Securities Act, only the title of the class of securities to be registered, the proposed maximum aggregate offering price for that class of securities and the amount of registration fee need to appear in the Calculation of Registration Fee table. Any difference between the dollar amount of securities registered for such offering and the dollar amount of securities sold may be carried forward on a future registration statement pursuant to Rule 429 under the Securities Act.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Prospectus dated April __, 1999


                             CREDIT CONCEPTS, Inc.

                SHORT-TERM and LONG-TERM INVESTMENT CERTIFICATES

                           Minimum Investment: $5,000

     YOU MAY LIQUIDATE YOUR INVESTMENT CERTIFICATES AT ANY TIME PRIOR TO MATURITY UPON 90 DAYS NOTICE TO CREDIT CONCEPTS, BUT IF YOU DO, YOU WILL EARN NO INTEREST ON THE INVESTMENT CERTIFICATES DURING THE NOTICE PERIOD.


     The interest rate for the investment certificates is fixed and is determined at the time of sale. The terms of the investment certificates are two years for the short-term investment certificates and four years for the long-term investment certificates.


     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     For certain risks of which you should be aware, see Risk Factors beginning at page __.

                               TABLE OF CONTENTS

                                                                      PAGE
Offering Summary
Risk Factors
Use of Proceeds
Capitalization
Statement of Income
Management's Discussion and Analysis of Results of Operations
Business
Property
Management
Principal Shareholders
Description of Securities
Plan of Distribution
Legal Matters
Experts
Additional Information
Financial Statements
Subscription Form

------------------------------------------------------------------------------

                                OFFERING SUMMARY
                                ----------------



CREDIT CONCEPTS:
----------------
     Credit Concepts, Inc. is in the business of purchasing retail installment contracts that have been originated by regional used automobile dealers in connection with the financing of used vehicles. The interest receivable on the contracts is significantly greater than Credit Concepts' cost of borrowed funds. Credit Concepts seeks to collect the principal and interest due, and to recover on the vehicles that serve as collateral on defaulted contracts, with sufficient efficiency to cover all its costs and return a profit. Credit Concepts' operations consist primarily of evaluating which contracts to purchase, negotiating the terms of the purchase, and arranging for Credit Concepts' financing of the purchase.

     Credit Concepts has recently been granted a Consumer Finance License by the Oregon Department of Consumer and Business Services, which allows Credit Concepts to make loans directly to purchasers of used automobiles in addition to purchasing the loan in the form of contracts from the dealers after the loans have been made.


     Credit Concepts commenced operations in October, 1997. Its principal offices are located at 2149 Centennial Plaza, Suite 2, Eugene, Oregon 97401, and its telephone number is (541) 342-8545.


SECURITIES:
-----------
     $5,000,000 of investment certificates, consisting of $2,500,000 of fixed-rate short-term investment certificates and $2,500,000 of fixed-rate long-term investment certificates, in denominations of $1,000.

TERM:
-----
     The terms of the investment certificates are two years for the short-term investment certificates and four years for the long-term investment certificates.

INTEREST RATE:
--------------
     Interest on the investment certificates accrues at a fixed rate, which is determined at the time of sale. The interest rate for investment certificates sold in any month is determined by reference to the prime rate of interest as reported by the Wall Street Journal on the last day of the previous month. The interest rate for short-term investment certificates is 0.25% over the prime rate, but shall not exceed 11.00% nor be less than 6.00%. The interest rate for long-term investment certificates is 1.00% over the prime rate, but shall not exceed 12.00% nor be less than 6.00%.

MINIMUM INVESTMENT:
-------------------
     $5,000.

INVESTMENT LIMITATIONS:
-----------------------
     In order to be eligible to invest in this offering, you must have either a net worth of at least $150,000 OR a net worth of at least $75,000 plus a net income of at least $75,000. In addition, purchases of investment certificates in the aggregate may not exceed 10% of your net worth. IN CALCULATING "NET WORTH," THE VALUE OF HOME, HOME FURNISHINGS AND PERSONAL AUTOMOBILES IS EXCLUDED, AND ALL ASSETS ARE VALUED AT FAIR MARKET VALUE.

COLLATERAL:
-----------
     The investment certificates are not secured by any form of collateral.

SUBORDINATION:
--------------
     The investment certificates are subordinated to all bank indebtedness for moneys borrowed. At January 31, 1999, Credit Concepts had $2,704,670 of bank indebtedness outstanding. This bank indebtedness is secured by all of the Credit Concepts' assets, including contracts receivable.

SINKING FUND:
-------------
     Credit Concepts will not maintain a sinking fund for the investment certificates.

NO TRUSTEE:
-----------
     The investment certificates are not subject to the Trust Indenture Act of 1939, and there is no indenture or indenture trustee empowered to act on your behalf should Credit Concepts default in the payment to you of principal or interest on the investment certificates.

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

                             FINANCIAL INFORMATION
                             ----------------------


     Set forth below is summary financial data for Credit Concepts' operations from inception to December 31, 1997 and for the seven months ended July 31, 1998 and for the six months ended January 31, 1999, as well as a balance sheet showing Credit Concepts' financial position at July 31, 1998 and January 31, 1999. In interpreting this information please refer to the financial statements and footnotes at the end of this prospectus.


INCOME STATEMENT                      1999           1998            1997
-----------------                  ---------      ----------     -----------
Total Revenues                     $ 693,500      $ 471,256      $    6,147
     Interest Expense              $ 258,536      $ 154,671      $    3,815
     Provision for Credit Losses   $ 198,812        231,129              -
     Salaries                      $  93,316         79,017          30,408
     Total Expenses                $ 675,995      $ 536,828      $   49,305
  Net Income (Loss)                $  17,505      $ (65,572)     $  (43,158)

                                                  January 31       July 31,
BALANCE SHEET                                        1999            1998
-------------                                     ----------     -----------
Assets
     Cash                                         $   46,012     $   55,003
     Net Finance Receivables                      $4,140,848     $4,169,310
  Total Assets                                    $4,424,134     $4,483,631

Liabilities
     Bank Line of Credit                          $2,704,670     $2,687,431
     Subordinated Notes Payable to
        Stockholders                              $1,056,262     $1,165,976
     Total Liabilities                            $4,115,359     $4,192,361
  Total Stockholders' equity                      $  308,775     $  291,270

  Total Liabilities and Stockholders' equity      $4,424,134     $4,483,631

-------------------------------------------------------------------------------

                                  RISK FACTORS
                                  ------------


THE FOLLOWING ARE CERTAIN RISKS THAT YOU SHOULD CONSIDER IN DECIDING WHETHER OR NOT TO PURCHASE INVESTMENT CERTIFICATES IN THIS OFFERING. THESE RISK FACTORS ARE NOT PRESENTED IN ANY PARTICULAR ORDER OF SIGNIFICANCE.



LOW PRIORITY OF INVESTMENT CERTIFICATES MAY INTERFERE WITH THEIR REPAYMENT.
---------------------------------------------------------------------------
     Investment certificates are unsecured general obligations of Credit Concepts. There is no collateral or security interest securing repayment of the investment certificates, and repayment of the investment certificates is not guaranteed or insured by any governmental agency or other third party. As an unsecured general creditor of Credit Concepts, in the event of liquidation of Credit Concepts, you as a holder of investment certificates would share equally with other general creditors of Credit Concepts in the remaining unsecured assets of Credit Concepts, if any. However, investment certificates are subordinated to Credit Concepts' past and future bank indebtedness, and the bank indebtedness is secured by all of the Credit Concepts' assets, including contracts receivable. These contracts receivable, which constitute Credit Concepts' principal asset, would first be applied to satisfy that bank indebtedness upon any liquidation of Credit Concepts before being available to general creditors such as you as a holder of the investment certificates. At January 31, 1999, Credit Concepts had $2,704,670 of secured bank borrowings outstanding and $285,272 of unsecured borrowings of all kinds.

PAYMENT OF ENTIRE INVESTMENT CERTIFICATE AT MATURITY MAY IMPEDE CREDIT CONCEPTS' ABILITY TO PAY.
----------------------------------------------------------------------
     The investment certificates do not provide for the payment of any amount of principal prior to maturity, whether in installments or otherwise, nor has Credit Concepts established a reserve for the payment of principal or interest through a payment pool or sinking fund. Accordingly, the entire amount of the principal must be paid by Credit Concepts at the date of maturity or at such earlier date as may be required under a pre-maturity liquidation notice. The ability of Credit Concepts to pay you upon maturity of the investment certificates or upon a pre-maturity liquidation notice will depend upon the status of Credit Concepts' cash and credit resources at the time such payment is required.






ANY RESALE OF THIS INVESTMENT TO OTHERS MAY BE DIFFICULT DUE TO THE LACK OF A TRADING MARKET FOR THE INVESTMENT CERTIFICATES.
-----------------------------------------------------------------------------
     Although the investment certificates may be transferred on Credit Concepts' investment certificate ownership records by signing the form of assignment on the back of the investment certificate and delivering it to the new owner, there is no trading market for Credit Concepts' investment certificates, and Credit Concepts does not expect that a trading market will arise in the future. Accordingly, you should be prepared to rely solely upon Credit Concepts' ability to repay the investment certificates as general unsecured obligations when they become due.

CREDIT CONCEPTS HAS BUT A LIMITED OPERATING HISTORY AND HAS NEVER MADE A
PROFIT.
------------------------------------------------------------------------
     Credit Concepts commenced operations in October, 1997 and through January 31, 1999 has generated $1,170,903 of revenues and $91,225 of net operating losses. At January 31, 1999, Credit Concepts had approximately $46,012 in cash, $4,140,848 in net finance receivables, after deducting an allowance for credit losses of $298,987 and adding capitalized loan origination costs of $55,683 , approximately $4,115,359 of indebtedness of all types and a shareholders' equity of approximately $308,775. Credit Concepts has no relevant operating history upon which an evaluation of its prospects can be made. Accordingly, there can be no assurance that Credit Concepts' operations will generate sufficient revenues, earnings or cash flows to pay the principal and interest on the investment certificates when they become due.

CREDIT CONCEPTS IS DEPENDENT UPON ONGOING FINANCING, BUT HAS NO ARRANGEMENTS FOR ADDITIONAL FINANCING OTHER THAN THIS OFFERING.
----------------------------------------------------------------------------
     The nature of Credit Concepts' business is such that it is required to engage in ongoing financing in order to have the funds to continue to purchase contracts. Credit Concepts has begun to reach the limits of its presently available bank credit and is now seeking to finance its contracts through the sale of unsecured investment certificates. Credit Concepts has not previously attempted to finance its purchase of contracts in this manner, and the success of this approach is uncertain. Should Credit Concepts fail to sell sufficient investment certificates on an ongoing basis to enable it to purchase a satisfactory amount of contracts, Credit Concepts will be required to seek other methods of financing the contracts or Credit Concepts would self-liquidate over time as investment certificates and contracts mature. Credit Concepts does not presently have any arrangements for alternate financing and may not be able to timely arrange alternate financing on acceptable terms should it seek to do so. There can be no assurance that Credit Concepts' founders will be willing to continue to guarantee bank lines-of-credit as they have for existing bank lines-of-credit or that Credit Concepts will be able to continue to secure bank lines-of-credit in the future beyond existing renewal dates.

CREDIT CONCEPTS' PLANNED SUBSTANTIAL INCREASES IN CORPORATE INDEBTEDNESS AND RELATED DEBT-SERVICE OBLIGATIONS INCREASE THE RISK THAT THE INVESTMENT CERTIFICATES MAY NOT BE REPAID WHEN DUE.
----------------------------------------------------------------------------
     Credit Concepts plans significant growth in its business in ensuing years through the purchase of contracts and the origination of loans. Virtually all of this increase in business is expected to be financed by a corresponding increase in indebtedness of all types, including bank indebtedness that will be secured and prior in right of payment to the investment certificates in this offering, as well as unsecured debt that will be on a parity with the investment certificates. Although this increase in business is expected to increase assets and revenues and generate earnings, it will concurrently increase the level of debt service required, and should Credit Concepts' anticipated operational success fail to materialize as planned, the increased burden of this debt service could adversely affect Credit Concepts' ability to timely pay interest and principal on the certificates when they become due.

ANY SIGNIFICANT ADJUSTMENTS TO DEBT SERVICE COVERAGE ESTIMATES, WHICH ARE UNCERTAIN BECAUSE OF LACK OF CREDIT LOSS EXPERIENCE FOR CONTRACTS RECEIVABLE, COULD RESULT IN DEFAULT ON FINANCIAL COVENANTS FOR BANK INDEBTEDNESS, WHICH INDEBTEDNESS HAS PRIORITY OVER THE INVESTMENT CERTIFICATES.
-----------------------------------------------------------------------------
     Because the provision for credit losses on Credit Concepts' financial statements is such a significant portion of the charge against its revenues in the determination of net income, any significant adjustments to the allowance for credit losses through significant charges against the provision for credit losses is apt to have a material effect upon net income, which could be adverse. In this regard, the contracts in Credit Concepts' loan portfolio are primarily "higher risk" loan contracts originated by dealers in used vehicles. Furthermore, the statistics for credit losses on used vehicle contracts in the industry within recent years reflect to some extent the health of the U.S. economy during that period, and may not prove valid during periods of recession. Any significant adverse adjustments to the allowance for credit losses could result in a default under the loan covenants for Credit Concepts' bank indebtedness. That bank indebtedness has priority in right of payment over the investment certificates in this offering.

THE RECEIPT BY CREDIT CONCEPTS OF MULTIPLE PRE-MATURITY LIQUIDATION NOTICES COULD PRECIPITATE A LIQUIDITY CRISIS AND IMPAIR TIMELY PAYMENT OF INVESTMENT CERTIFICATES.
-----------------------------------------------------------------------------
     Should Credit Concepts receive over a short period of time an unexpectedly large number of pre-maturity liquidation notices from investors in the certificates, Credit Concepts may not then have available sufficient cash and credit resources to retire these certificates in an orderly fashion and may be required under the circumstances to liquidate contracts in the market on unfavorable terms in order to meet its obligations under the terms of the certificates, to Credit Concepts' detriment. Such an event might occur because of liquidity requirements of investors in the event of a sharp economic recession, or because of a sudden appearance of alternative investments with more attractive rates within the areas in which Credit Concepts' investment certificates have been sold, as well as for other possible reasons. There can be no assurance, should Credit Concepts receive an unanticipated volume of liquidation notices within a short period of time, that Credit Concepts would be able to sell sufficient contracts to meet these obligations, and Credit Concepts might be required to make payment beyond the 90 day period provided in the certificates, which would constitute a default under the terms of the certificates and the cross-default provisions of Credit Concepts' secured bank loans.

INVESTORS MAY NOT BE ABLE TO TIMELY PROTECT THEMSELVES IN THE EVENT OF A DEFAULT ON BANK LOAN COVENANTS BECAUSE, ALTHOUGH A DEFAULT ON BANK INDEBTEDNESS WOULD ACCELERATE BANK DEBT MATURITIES, A DEFAULT ON BANK INDEBTEDNESS WOULD NOT ACCELERATE INVESTMENT CERTIFICATE MATURITIES.
-------------------------------------------------------------------------------
     Credit Concepts' loan agreements and promissory notes in connection with Credit Concepts' bank lines-of-credit require Credit Concepts to comply with and maintain various financial and other covenants in order to avoid default. Any default upon Credit Concepts' bank lines-of-credit, which are secured by all of Credit Concepts' assets, including contracts receivable, and senior in right of payment to the investment certificates, could immediately severely and adversely affect Credit Concepts' ability to pay the investment certificates. The investment certificates do not have cross-default provisions, so that any default upon Credit Concepts' bank indebtedness or other obligations would not result in an acceleration of maturities or provide other default remedies to you as a holder of the investment certificates.

CREDIT CONCEPTS IS SUBJECT TO RISKS FROM ITS LACK OF KEY PERSONNEL EMPLOYMENT AGREEMENTS AND INSURANCE.
-----------------------------------------------------------------------------
     Credit Concepts is highly dependent upon the skills and efforts of its employees, including those that serve as its management, for the operation of its business. However, except for Credit Concepts' General Manager, Credit Concepts does not have employment contracts with any of its management or employees, nor does it maintain key man insurance on any of their lives, except for insurance on the life of the General Manager and insurance payable to Credit Concepts' bank. There is no guarantee that any of Credit Concepts' current employees will continue to be employed by Credit Concepts in the future, and if key employees should unexpectedly leave the employment of Credit Concepts, voluntarily or by reason of death or disability, such could have a material adverse effect on Credit Concepts and its ability to pay investment certificates.






CREDIT CONCEPTS COULD BE ADVERSELY AFFECTED BY A DOWNTURN IN THE LOCAL ECONOMY OF LANE COUNTY, OREGON.
------------------------------------------------------------------------------
     The availability and credit-worthiness of the underlying borrowers on Credit Concepts' contracts are influenced by the state of the economy for Lane County, Oregon, the market area for the used automobile dealers that originate Credit Concepts' contracts. Should there be an economic downturn within this area, whether as a result of weakness in the economy of the region or in the U.S. economy as a whole, the ability of Credit Concepts to collect on its contracts and ultimately to pay on its certificates could be adversely affected. The same effect would apply to loans made directly to the purchasers of vehicles under Credit Concepts' recently-obtained Oregon consumer finance license.

CREDIT CONCEPTS COULD SUFFER BUSINESS DISRUPTION FROM COMPUTER APPLICATION FAILURE AT YEAR 2000.
---------------------------------------------------------------------------
     Because the real-time clocks in many existing computer chips do not properly recognize a year that begins with "20" rather than "19," many computer applications based upon those chips could fail or create erroneous results at and after midnight on December 31, 1999. Because many of these chips are embedded in existing items of equipment and are non-programmable, components or all of the equipment must be replaced to obviate these failures or erroneous results. To the extent that faulty chips are not replaced in critical components of equipment, heat, power, telephone and other services to Credit Concepts, as well as Credit Concepts' own computers, could fail, causing disruption to Credit Concepts' business. Credit Concepts has made inquiry of its computer, communications, power and automobile suppliers, and, in particular, has inquired of its automobile dealers whether any computer chip component in any make of used automobile that serves as collateral for Credit Concepts contracts contains a real-time clock that could be subject to failure, and has received assurances that no failures will occur. However, in view of the subtlety of the problem and the unfamiliarity with the scope of the problem by many in the business community, there can be no assurance that Credit Concepts will not encounter some form of computer or service failures at or after midnight on December 31, 1999 which could result in disruption of Credit Concepts' business, perhaps materially so, to Credit Concepts' detriment.






CREDIT CONCEPTS' BUSINESS IS DEPENDENT UPON THIRD PARTY SUPPLIERS OF CONTRACTS, OVER WHICH CREDIT CONCEPTS HAS NO CONTROL.
------------------------------------------------------------------------------
     Although Credit Concepts believes that it will be able to continue to be able to purchase a reasonable number of contracts upon advantageous terms from dealers within Lane County, there can be no assurance that it will be able to continue to do so. Even though Credit Concepts has been issued a consumer finance license allowing it to originate loans directly from borrowers purchasing vehicles, Credit Concepts will in all probability remain dependent upon dealers for the major portion of the contracts in its portfolio of accounts receivable.

THE FINANCIAL VIABILITY OF AUTOMOBILE DEALERS GUARANTEEING CREDIT CONCEPTS' CONTRACTS RECEIVABLE IS UNCERTAIN.
---------------------------------------------------------------------------
     Although Credit Concepts investigates the viability of the used automobile dealers that sell contracts to Credit Concepts, there is a risk that one or more of such suppliers of contracts to Credit Concepts may not be able to perform its guarantee or obligation to repurchase contracts in the event of defaults on the contracts by the underlying borrowers. Any such default by a contract supplier could adversely affect Credit Concepts, perhaps materially so. At January 31, 1999, $348,370, or approximately 8% of the dollar value, of contracts then outstanding were covered by full or partial guarantees by the used automobile dealer suppliers of contracts to Credit Concepts.


SUBJECTIVE NATURE OF CREDIT DECISIONS ON UNDERLYING BORROWERS UNDER THE CONTRACTS MAY LEAD TO CUMULATIVE ERROR.
-----------------------------------------------------------------------
     Although Credit Concepts considers a number of standardized factors in determining the credit-worthiness of the underlying borrowers for the contracts it purchases, Credit Concepts' credit decisions in these purchases are to some extent subjective in nature and to that extent dependent upon the skills of Credit Concepts' General Manager, who makes the credit and contract purchase decisions. Although Credit Concepts believes that its General Manager is highly skilled, because Credit Concepts only uses the services of its General Manager to make contract purchase decisions, should the General Manager repeat the same type of subjective error in the evaluation of a number of separate credit reports, any such an error could be cumulative and result in losses that could be material in the aggregate.

BANKRUPTCIES AND DEFICIENCY JUDGMENTS AGAINST BORROWERS MAY IMPEDE COLLECTION UNDER CONTRACTS AND LOANS AND INCREASE OPERATING COSTS.
------------------------------------------------------------------------------
     Certain statutory provisions, including federal and state bankruptcy and insolvency laws applicable to individuals, may limit or delay the ability of Credit Concepts to repossess and resell vehicles serving as collateral to secure payment of the contracts or loans, or to enforce a deficiency judgment against a borrower under the contract. In the event that a significant number of deficiency judgments are not obtained, are not satisfied, are satisfied at a discount or are discharged in whole or in part in bankruptcy proceedings, the vehicles securing the contracts and loans would not serve their intended purpose of providing collateral with an underlying realizable value, thereby reducing the collectability of the contracts or loans, which may increase Credit Concepts' costs and adversely affect the ability of Credit Concepts to pay the investment certificates.


PRIORITY LIENS IN FAVOR OF OTHERS ON VEHICLE COLLATERAL FOR CREDIT CONCEPTS' CONTRACTS AND LOANS MAY ADVERSELY AFFECT CREDIT CONCEPTS' ABILITY TO PAY PRINCIPAL AND INTEREST ON INVESTMENT CERTIFICATES.
----------------------------------------------------------------------------
     The imposition of a significant number of liens for repairs or taxes, or a substantial confiscation of vehicles because of use for unlawful activities, during the term of any contracts or loans, could adversely affect their value as collateral under the contracts and adversely affect Credit Concepts' ability to pay interest or principal on the investment certificates.






CREDIT CONCEPTS' INTERNAL BUDGETS AND FORWARD-LOOKING INFORMATION ARE
UNCERTAIN.
---------------------------------------------------------------------
     Although Credit Concepts has prepared its internal budgets and its other forward-looking information, some of which is reflected in this prospectus, in accordance with the best of management's knowledge and belief, there will be differences between the projected and actual results because events and circumstances frequently do not occur as expected, and those differences may be material and adverse. Credit Concepts forward-looking information is based on a number of estimates and assumptions that, though considered reasonable by Credit Concepts' management, are inherently subject to significant economic and competitive uncertainties and contingencies beyond the control of Credit Concepts or its management and upon assumptions with respect to future business decisions which are subject to change. Accordingly, there can be no assurance that the anticipated results will be realized, and actual results may vary from those projected. If actual results are lower than those anticipated, or if the assumptions used in making the projections are not realized, Credit Concepts' ability to achieve reasonable rates of revenues and earnings and to make timely payment of its investment certificates may be adversely affected.

                                USE OF PROCEEDS
                                ---------------

     The net proceeds from the sale of the investment certificates in this offering, after deducting offering expenses estimated to be $100,000, is expected to be $4,900,000 if all of the investment certificates are sold. Funds will be available to Credit Concepts as received.

     All of the net proceeds from this offering will be used as working capital, primarily to finance the purchase of contracts in the ordinary course of Credit Concepts' business.

     Pending use of the proceeds in the above manner, they will be used to reduce outstanding indebtedness under Credit Concepts' bank line-of-credit or invested in U. S. Government obligations or other near-cash investments.


                                 CAPITALIZATION
                                 --------------

     The following table sets forth the capitalization of Credit Concepts as of January 31, 1999.



                                                      At
                                               January 31, 1999
                                               ----------------
Long-term debt, exclusive of current
  portion (1)                                     $ 1,341,534

Investment Certificates                           $      -

Common Stock, no par value, 1,000
  shares authorized, 300 shares
  outstanding:                                    $   150,000

-----------------------------
(1)  Excludes $2,704,670 of secured bank indebtedness pursuant to a loan agreement dated April 6, 1998 with Pacific Continental Bank that establishes a $3,000,000 line-of-credit secured by Credit Concepts'
     assets, including its contract and loan portfolio.  Under the terms of the loan agreement, Credit Concepts may borrow an amount equal to 70% of eligible contract and loan accounts and is obligated, among other things, to maintain: a tangible net worth of not less than $300,000 as of
     December 31, 1998, a debt to tangible net worth ratio of 5 to 1, life insurance on each of the lives of Tom W. Palmer and Eugene C. Albert of
     $250,000, personal guarantees of the loan of $3,000,000 by Tom W. Palmer and Eugene C. Albert and of $1,000,000 by Ted W. Palmer, and compliance with the terms and conditions of all other agreements to which it is a party.

                              STATEMENT OF INCOME

                 Statement of Income and Retained Earnings
            For the Three and Six Months Ended January 31, 1999
            ----------------------------------------------------
                                             3 Months       6 Months
                                             ---------      ---------
REVENUES
     Interest on contracts                   $326,406       $678,633
     Insurance and fees                        12,980         12,980
     Other income                               1,077          1,887

     Total Revenues                           340,463        693,500

EXPENSES
     Interest                                 117,642        258,536
     Salaries                                  53,943         93,316
     Provision for credit losses               91,863        198,812
     Other operating expenses                  66,234        125,331

     Total Expenses                           329,682        675,995

NET INCOME                                     10,781         17,505

RETAINED EARNINGS, BEGINNING OF PERIOD        (58,848)       (65,572)
                                             ---------      ---------
RETAINED EARNINGS, END OF PERIOD             $ 48,067)      $(48,067)
                                             =========      =========

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS
         --------------------------------------------------------------

     Credit Concepts commenced operations in October, 1997 and through January 31, 1999 has generated $1,170,903 of revenues and $91,225 of net operating losses. At January 31, 1999 Credit Concepts had approximately $46,012 in cash, $4,140,848 in net finance receivables (after deducting an allowance for credit losses of $298,987 and adding capitalized loan origination costs of $55,683, approximately $4,115,359 of indebtedness of all types and a shareholders' equity of approximately $308,775.

     Credit Concepts has no relevant operating history upon which an evaluation of its prospects can be made. In particular, Credit Concepts has not yet had sufficient operating experience to confirm the adequacy of the provisions for credit losses on its contracts reflected on Credit Concepts' financial statements.

     Credit Concepts expects to be able to sell all or a substantial portion of the $5,000,000 of investment certificates in this offering within the ensuing twelve months and to use the net proceeds to purchase vehicle contracts with reliable borrowers within the Lane County, Oregon region. Because the investment certificates are subordinated to bank borrowings and the contracts purchased do not collateralize the investment certificates but may be used to collateralize future bank borrowings, Credit Concepts expects to be able to borrow at least an additional $8,500,000 from banks if all of the investment certificates are sold and used in this fashion. If Credit Concepts is able to properly manage the credit losses on the vehicle contracts it thus purchases, so that a significant portion of the spread between the 31% effective interest rate on the vehicle contracts and the 8% to 12% cost of funds is retained, it should be able to meet all of the debt service obligations of the bank indebtedness and investment certificates, including a reserve in the form of provision for credit losses, and generate in addition a meaningful profit. It is Credit Concepts' intention to implement this plan within the ensuing twelve months, and to become profitable within the ensuing six months. There can be no assurance that Credit Concepts will be successful in this endeavor.

     Credit Concepts' business is not seasonal in nature. Its fiscal year ends July 31.


UNCERTAINTY OF INTERNAL BUDGETS AND FORWARD-LOOKING INFORMATION.
----------------------------------------------------------------
     Although Credit Concepts has prepared its internal budgets and its other forward-looking information, some of which is reflected in this prospectus, in accordance with the best of management's knowledge and belief, there will be differences between the projected and actual results because events and circumstances frequently do not occur as expected, and those differences may be material and adverse. Credit Concepts' forward-looking information is based on a number of estimates and assumptions that, though considered reasonable by Credit Concepts' management, are inherently subject to significant economic and competitive uncertainties and contingencies beyond the control of Credit Concepts or its management and upon assumptions with respect to future business decisions which are subject to change. Accordingly, there can be no assurance that the anticipated results will be realized, and actual results may vary from those projected. If actual results are lower than those anticipated, or if the assumptions used in making the projections are not realized, Credit Concepts' ability to achieve reasonable rates of revenues and earnings and to make timely payment of its investment certificates may be adversely affected.


RESULTS OF OPERATIONS FOR THE SIX MONTHS ENDED JANUARY 31, 1999.
----------------------------------------------------------------
     Credit Concepts generated $693,500 of revenues and $17,505 of net operating income during the six months ended January 31, 1999. At January 31, 1999 Credit Concepts had approximately $46,012 in cash, $4,140,848 in net finance receivables (after deducting an allowance for credit losses of $298,987 and adding capitalized loan origination costs of $55,683), approximately $4,115,359 of indebtedness of all types and a shareholders' equity of approximately $308,775.

     Credit Concepts originated approximately $638,667 of loans and contracts during the period, which accounted for approximately 13% of total finance receivables outstanding during the period. Contract receivables declined by $165,527 from $4,325,162 to $4,159,635 due to attrition and refinancing into direct loans. Overall, total gross finance receivables increased by 1.4% to $4,384,152. Net income during the period was $17,505 reflecting a higher and more seasoned finance receivable base and added fees from direct lending activities that had not existed during the immediately preceding seven months period ended July 31, 1998. The allowance for credit losses was increased from $191,000 at July 31, 1998 to $298,987 at January 31, 1999.


RESULTS OF OPERATIONS FOR SEVEN MONTHS ENDED JULY 31, 1998.
-----------------------------------------------------------
     Credit Concepts experienced rapid growth during the first seven months of 1998. In particular, as the result of the purchase of contracts, finance receivables increased by 803% from $476,120 at December 31, 1997 to $4,298,310 at July 31, 1998. Interest on finance receivables contributed $468,116, or 99.3%, to the total revenues of $471,256 for the seven months ending July 31, 1998. Through use of its recently obtained consumer finance license, Credit Concepts plans to increase revenues in the future with little or no additional expense through the generation of loan and other fees by originating loans directly with borrowers purchasing vehicles in addition to purchasing contracts from dealers.

     Net chargeoffs for the seven-months period were $40,129 or 1.7% of average finance receivables outstanding during the period. However, a loss provision of $231,129, representing 4.7% of new finance receivables, was established and charged to operations for the period. This resulted in an allowance for credit losses of $191,000, or 4.4% of finance receivables outstanding at the end of the period. Credit Concepts expects that additional loss provisions in excess of net chargeoffs will be charged to operations in future periods, with the result that over time the allowance for credit losses will increase both in absolute terms and as a percentage of finance receivables outstanding at the end of future periods.

     Reflecting in part the $231,129 provision for credit losses, which constituted 43.1% of the $536,828 of total expenses for the seven-months period, Credit Concepts incurred a net loss for the period of $65,572. Interest expense of $154,671 constituted 28.8% of these total expenses, and salaries of $79,017 constituted 14.7%. Credit Concepts plans to reduce the impact of interest expense in future periods by borrowing through the sale of investment certificates in this offering at interest rates that are lower than those it is currently paying. Even though Credit Concepts incurred a net loss for the period of $65,572, net cash flows for the period were $26,699, with operating activities generating a positive cash flow of $123,283.


LIQUIDITY AND CAPITAL RESOURCES.
--------------------------------
     The finance nature of Credit Concepts' business results in its being capital intensive. To date, Credit Concepts has relied primarily on secured bank financing and shareholder loans to fund its purchase of contracts.

     From inception to December 31, 1997, Credit Concepts borrowed an aggregate of $386,000 from its management, and during the ensuing seven months ended July 31, 1998, it borrowed an additional $814,000 from Credit Concepts management and $472,500 from friends and family of management in private transactions. Most of these funds were borrowed pursuant to 12% promissory notes, most of which are payable upon demand. Certain of these borrowings have been repaid and an aggregate of $1,467,476 remained outstanding at July 31, 1998.

     On April 6, 1998 Credit Concepts entered into a loan agreement with Pacific Continental Bank that establishes a $3,000,000 line-of-credit secured by Credit Concepts' assets, including its contract and loan portfolio. Under the terms of the loan agreement, Credit Concepts may borrow an amount equal to 70% of eligible contract and loan accounts and is obligated, among other things, to maintain: a tangible net worth of not less than $300,000, a debt to tangible net worth ratio of 5 to 1, life insurance on each of the lives of Tom
W. Palmer and Eugene C. Albert of $250,000, personal guarantees of the loan of $3,000,000 by Tom W. Palmer and Eugene C. Albert and of $1,000,000 by Ted W. Palmer, and compliance with the terms and conditions of all other agreements to which it is a party. At July 31, 1998 Credit Concepts had outstanding secured bank indebtedness of $2,687,431 pursuant to this credit facility.

     As yet, Credit Concepts has not experienced difficulties in obtaining financing. However, it has begun to reach the limits of its current bank line-of-credit and expects to rely increasingly upon sales of the investment certificates in the present offering, which have lower interest rates than interest rates that Credit Concepts is currently paying, for financing the purchase of contracts and the funding of loans in the future. Because the proceeds from the sale of investment certificates will be used to purchase contracts and originate loans that serve as collateral for bank borrowings, and because the investment certificates are subordinated to bank borrowings, the sale of investment certificates is expected to increase the ability of Credit Concepts to borrow from commercial banks. If Credit Concepts is able to successfully sell investment certificates at interest rates that are lower than the rates charged by commercial banks, as Credit Concepts' competitors have been able to do over the years, Credit Concepts plans in the future to rely upon the sale of investment certificates over bank borrowings to fund its portfolio of contracts and loans.

     If Credit Concepts is able to sell all of the $5,000,000 of investment certificates in this offering within the ensuing twelve months, it does not anticipate the need to raise additional funds from other sources, other than through bank borrowings which it believes will then be available to it, within that period. In this regard, based upon discussions with Credit Concepts' banks, Credit Concepts expects to refinance the outstanding $2.7 million line-of-credit due June 15, 1999 to Pacific Continental Bank; however, Credit Concepts presently has no commitment from any bank to do so. Credit Concepts met the covenants of the loan agreement with Pacific Continental Bank at December 31, 1998, including the requirement that Credit Concepts have a tangible net worth of not less than $300,000 at December 31, 1998. Credit Concepts expects to extend this line of credit beyond its termination date of June 15, 1999 with either Pacific Continental bank or another lender on terms at least as good as the present ones. However, Credit Concepts presently has no commitment for such an extension, and there can be no assurance that it will timely obtain one on favorable terms.


YEAR 2000 ISSUES.
-----------------
     Credit Concepts has made inquiry of its computer, communications, power and automobile suppliers, and, in particular, has inquired of its dealers whether any computer chip component in any make of used automobile that serves as collateral for the Company's Contracts contains a real-time clock that could be subject to failure, and has received assurances that no failures will occur. Further, Credit Concepts' automobile dealer suppliers have indicated that they do not expect any disruption in the availability and sale of used vehicles as the result directly or indirectly of Year 2000 systems failures. However, in view of the subtlety of the problem and the unfamiliarity with the scope of the problem by many in the business community, Credit Concepts expects to develop contingency plans in the event it should encounter some form of computer or service failures at or after midnight on December 31, 1999 as the result of Year 2000 problems. Credit Concepts is continuing to explore the scope and nature of the effects upon its business that may result from Year 2000 computer failures and errors and has deferred the establishment of contingency plans pending the development of further information concerning the impact of the Year 2000 issue upon Credit Concepts and the alternatives available to it. However, Credit Concepts does not expect that the costs associated with these contingency plans will be material.

                                    BUSINESS
                                    --------

     Credit Concepts, Inc. is in the business of purchasing retail installment contracts that have been originated by regional used automobile dealers in connection with the financing of used automobiles and other vehicles. Upon the purchase of a contract, Credit Concepts obtains the right to receive all remaining payments under the contract and a security interest in the vehicle financed. Credit Concepts seeks to collect the principal and interest due on the contracts that it purchases. Credit Concepts does not acquire contracts in bulk but acquires them individually, usually from originating used automobile dealers, after a credit review and analysis of the specific borrower. Payments under the contracts extend for up to 66 months, and it is the strategy of the company to match approximately the maturities of the investment certificates in this offering with the payment schedules under the contracts it purchases in order to reduce the financial risks associated with unforeseen declines in interest rates. Credit Concepts' operations consist primarily of evaluating which contracts to purchase, negotiating the terms of the purchase, and arranging for Credit Concepts' financing of the purchase.

     Credit Concepts has recently received from the Oregon Department of Consumer and Business Services a consumer finance license, which allows Credit Concepts to make loans directly to the purchasers of used vehicles rather than having Credit Concepts purchase the loans from the dealers after they have been made. However, Credit Concepts has not yet originated any significant number of loans and expects to continue to develop its portfolio of accounts receivable primarily from contracts purchased from dealers.


ECONOMY OF LANE COUNTY, OREGON.
-------------------------------
     The availability and credit-worthiness of the underlying borrowers on the Credit Concepts' contracts are influenced by the state of the economy for Lane County, Oregon, which includes the cities of Eugene and Springfield, the market area for the used automobile dealers that originate Credit Concepts' contracts. The timber and forest products industry and the University of Oregon have historically been significant influences on the economy of Lane County, Oregon, although in recent years an impact has resulted from the location of various technology companies in the region. In recent years California has been an important source of in-migration. In view of the sprawling lay-out of the cities of Eugene and Springfield and surrounding neighborhoods, and of the fact that on the average on over one-third of the days during the year there is measurable precipitation, most workers in the Lane County area regularly commute to work by automobile, and, indeed, for many jobs, automobile transportation is the only practical means of commuting to work. For this reason, Credit Concepts believes that access to an automobile is essential to job retention for a significant portion of the Lane County work force and that this influences the payment priority for many workers in the region with outstanding consumer credit.

The following table shows population growth for Lane County since 1960:

                Population of Lane County, Oregon 1960 - 1990
                ---------------------------------------------
                                                     10-Year
                 Year             Population          Change
                 ----             ----------         -------
                 1960             162,890
                 1970             215,401             +32.2%
                 1980             275,226             +27.8%
                 1990             282,912              +2.8%

     The number of vehicles registered in Lane County has increased each year over the past ten years. The following table shows the number of vehicle licenses issued for vehicles in Lane County for each of the past ten years for which information is available:

                      Number of Vehicle Licenses Issued
                         for Vehicles in Lane County
                  -----------------------------------------
                   Year          Number of Vehicle Licenses
                   ----          --------------------------
                   1988                   223,840
                   1989                   235,771
                   1990                   237,045
                   1991                   241,959
                   1992                   243,817
                   1993                   249,398
                   1994                   254,689
                   1995                   255,790
                   1996                   263,066
                   1997                   271,285


MARKETING.
----------
     Credit Concepts does not originate a significant number of its own loans on the sale of vehicles but relies primarily upon used automobile dealers in the Lane County, Oregon area to originate them and sell the contracts to Credit Concepts. In connection with its ongoing purchase of contracts, Credit Concepts has entered into master dealer agreements with fourteen automobile dealers that sell used automobiles to borrowers in Lane County. These dealers also sell contracts to certain of Credit Concepts' competitors.

     Credit Concepts has been able to purchase a reasonable number of contracts upon advantageous terms from dealers that sell to borrowers within Lane County and expects to be able to continue to do so for the foreseeable future. During the twelve months ended December 31, 1998, Credit Concepts has purchased 27% in value of its vehicle contracts from Lithia Toyota of Springfield, 16% in value of its vehicle contracts from Lithia Nissan of Eugene, 13% in value of its vehicle contracts from Kieffer's Eugene Mazda, 11% in value of its vehicle contracts from Kendall Ford Inc. and 10% in value of its vehicle contracts from Guaranty Chev Pont Olds Inc. No other dealer has accounted for as much as 10% of the value of vehicle contracts purchased during this period.

     Credit Concepts has recently received from the Oregon Department of Consumer and Business Services a consumer finance license, which allows Credit Concepts to make loans directly to the purchasers of used automobiles rather than having to purchase the loans from the dealers after they have been made. Although Credit Concepts has recently been issued a consumer finance license to originate loans directly from borrowers purchasing vehicles, Credit Concepts expects to continue to purchase the major portion of the contracts in its portfolio from used automobile dealers in Lane County.

     Under the master dealer agreements, a contract may be purchased with full and partial guarantees of the used automobile dealers selling the contracts. Before entering into a master dealer agreement with a used automobile dealer, Credit Concepts investigates the viability of the dealer to assess the ability of the dealer to perform its guarantee or obligation to repurchase contracts in the event of defaults on the contracts by the underlying borrowers. Approximately 10% of the dollar value of contracts outstanding on July 31, 1998 were covered by full or partial guarantees by the used automobile dealers supplying contracts to Credit Concepts.


VEHICLE CONTRACTS.
------------------
     Almost all of Credit Concepts' business consists of the purchase and collection of vehicle contracts from used automobile dealers. The form of the contract is a standard one widely used within the automobile industry. The price that Credit Concepts pays for a contract anticipates that total payments under the contract will exceed the net cost of the vehicles, plus anticipated financing and other costs, and a return to Credit Concepts. Under the terms of the contract, the borrower is obligated to maintain, insure and pay taxes on the vehicle for the term of the contract.

     Credit Concepts General Manager personally reviews the credit record of the underlying borrower for each contract that Credit Concepts purchases and, based upon that review, makes the decision whether or not to purchase the contract. Credit Concepts purchases contracts individually after such a credit review and as a matter of policy does not purchase contracts in bulk. Credit Concepts considers a number of factors in determining the credit-worthiness of the underlying borrowers for the contracts it purchases. Recently, for ease of servicing the contracts, Credit Concepts has decided to limit its contract purchases to those with borrowers that reside within seventy miles of Credit Concepts' offices. In this regard, approximately half of the borrowers under Credit Concepts' contracts make their contract payments by personal visit to Credit Concepts' offices in Eugene, Oregon. Further, Credit Concepts' employees are within a relatively short drive to most of the dealers from which it purchases contracts and to the residences of the underlying borrowers, which allows the employees to inspect vehicles before a contract is purchased and assists in repossession upon a default, should either be necessary or desirable. The close working relationship which Credit Concepts maintains with its automobile dealers allows Credit Concepts' General Manager to be apprised of surpluses and shortages of particular makes and models of used automobiles within Lane County, which provides insight at the time of contract purchase into the extent of realization on the vehicle collateral in the event of default. Credit Concepts does not buy contracts on vehicles owned by students who are not both employed and permanent residents of Lane County.

     Credit Concepts purchases contracts on a variety of vehicles. Certain information for contract receivables as of July 31, 1998, and January 31, 1999, is shown below:

       Certain Information for Contract Receivables as of July 31, 1998
       ----------------------------------------------------------------
                                                 JULY 31          JAN. 31
                                               -----------       ----------
Number of Contracts.....................................842.............958
Cost of Contracts................................$4,867,499......$5,277,494
Contract Receivables Outstanding.................$4,325,162......$4,149,635
Average Annual Percentage Rate
   (APR) of Interest..................................30.8%...........30.8%
Average Contract Balance.............................$5,212..........$4,323
Average Term of Contract..........................41 months.......39 months
Average Age of Contract..........................4.5 months........9 months
Average Payment per Month..............................$230............$212

     Credit Concepts purchases contracts for a large variety of borrowers and vehicles. The largest, smallest and average contracts purchased during the seven months ended July 31, 1998 were $20,167, $761 and $5,781, respectively. The largest, smallest and average contracts purchased during the six months ended January 31, 1999 were $19,698, $398 and $4,630, respectively. The longest term was 66 months and the shortest was 6 months for both periods.


CREDIT LOSS EXPERIENCE.
-----------------------
     Credit Concepts commenced business in October, 1997 and has not yet had sufficient operating experience to confirm the adequacy of the provisions for credit losses on its contracts reflected on Credit Concepts' financial statements.

     At July 31, 1998, the total balances owing on contracts receivable past due from 60 to 89 days was $6,599, or 0.15% of total contracts receivable, and on contracts receivable past due 90 days and over was $2,075, or 0.05% of total contracts receivable. At January 31, 1999, total balances owing on contracts and loans receivable past due from 60 to 89 days was $78,115, or 1.78% of total contracts and loans receivable, and on contracts and loans past due 90 days and over was $104,104, or 2.37% of total contracts and loans receivable.

     A contract receivable is considered past due if any portion of any installment is or remains 30 days delinquent. Credit Concepts' policy is not to extend or renew past due accounts. Credit Concepts stops accruing revenue on a past due receivable when the account is in litigation, the vehicle is repossessed, or at such earlier time as, in the judgment of management, full collection of the contract becomes doubtful.

     Credit Concepts itself does not engage in repossessions of collateral vehicles but uses for this purpose the services of a licensed and bonded independent contractor that specializes in vehicle repossessions. After the vehicle is sold under the procedures of the collateral agreement, Credit Concepts pursues the deficiencies to a judgment against the borrower and collects by garnishment or other appropriate procedure.

     Certain statutory provisions, including federal and state bankruptcy and insolvency laws applicable to individuals, may limit or delay the ability of Credit Concepts to repossess and resell vehicles under the contracts or anticipated loans, or to enforce a deficiency judgment against a borrower under a contract. Oregon law prohibits the collection of a deficiency judgment following the repossession or voluntary surrender of a vehicle where the balance due on the contract or loan is less than $1,250, but does not limit Credit Concepts' right to collect the contract balance in situations where Credit Concepts does not obtain possession of the vehicle or to collect damages where the vehicle has been wrongfully damaged. In addition, Credit Concepts may determine in its discretion that a deficiency judgment is not an appropriate or economically viable remedy against a particular borrower, or may settle at a significant discount any deficiency judgment that it does obtain.

     Although Credit Concepts may obtain a security interest in the vehicles for the payment of the contracts it acquires, and, when properly licensed will include the loans it originates, Oregon state law provides for the priority over Credit Concepts' security interest of statutory liens for certain repairs made to or unpaid taxes assessed against a vehicle. In addition, federal laws permit the confiscation of a vehicle used in unlawful activities - drugs or prostitution, for example - that may serve as collateral for contracts and loans. Those laws may result in the loss of Credit Concepts' priority security interests in confiscated property or in additional expenses in recovering confiscated property that serves as collateral for contracts or for loans. To date, none of the vehicles serving as collateral for Credit Concepts' contracts has been confiscated.

     The following table shows Credit Concepts' realization experience on those past due contracts receivable for which realization efforts have been completed during the seven months ended July 31, 1998, and the six months ended January 31, 1999.

                    Past Due Contract Receivables for Which
                    Realization Efforts Have Been Completed
          ------------------------------------------------------------
          Number of         Total           Total           Average
Period     Past Due         Amount          Amount         Percentage
Ending    Contracts        Past Due        Realized         Realized
-------   ---------        --------        --------        ----------
July 31       17           $ 82,794        $ 42,665          51.5%
January 31    48           $270,067        $179,242          66.4%

     The credit loss experience of Credit Concepts for the seven months ended July 31, 1998 and the six months ended January 31, 1999 is as follows:

                             Credit Loss Experience
          ------------------------------------------------------------------
           Reserve at        Additions to       Chargeoff         Reserve
Period     beginning       reserve charged        net of           at end
Ending     of period        to operations       recoveries       of period
--------  ------------     ---------------     -----------      -----------
July 31    $  -               $231,129            $40,129         $191,000
                              (4.7%) (1)          (1.7%) (2)      (4.4%) (3)

January 31  $191,000          $198,812            $90,825         $298,987
                              (16.9%)             (2.2%)          (7.2%)
----------------------------
      (1)  Percentage of new receivables for the period.
      (2)  Percentage of average receivables outstanding.
      (3)  Percentage of receivables outstanding at end of period.


FINANCING OF CONTRACTS.
-----------------------

     Credit Concepts is continuously engaged in financing in order to be able to purchase contracts from automobile dealers as vehicles are sold to qualified borrowers. To date Credit Concepts has relied primarily upon bank borrowings and the purchase of debt and equity by its founders and others for this purpose. However, Credit Concepts has begun to reach the limits of its presently available bank credit and, like certain of its competitors, is now seeking to finance its contracts through the sale of unsecured investment certificates, which is the purpose of this offering. Credit Concepts intends to finance the purchase of its contracts in this manner for the indefinite future.


     Credit Concepts has entered into loan agreements and issued promissory notes in connection with its bank lines-of-credit. Those agreements and promissory notes require Credit Concepts to comply with and maintain various financial and other covenants in order to avoid default. Those covenants include the necessity to maintain a minimum net worth of $300,000 and a debt to tangible net worth ratio of 5 to 1 at December 31, 1998, which it did, as well as for it to comply with payment and performance obligations of its bank lines-of-credit and other contractual obligations. Credit Concepts' bank indebtedness is secured by all of its assets, including its finance receivable portfolio. The investment certificates are unsecured, but the proceeds from their sale will be used to purchase contracts that serve as collateral for the bank indebtedness. For this reason, the unsecured debt represented by the certificates will be treated as equity for purposes of the ratios and capital minimums that must be maintained under the bank line-of-credit agreement. As a result, sale of the certificates in this offering and the purchase of contracts with the proceeds will increase the assets of Credit Concepts available as collateral for its bank line-of-credit and is expected to allow Credit Concepts to increase the size of its bank line of credit should it desire to do so.

     Credit Concepts plans for its business to grow significantly in ensuing years through the purchase of contracts and the origination of loans.
Virtually all of this increase in business is expected to be financed by a corresponding increase in Credit Concepts' indebtedness of all types, including bank indebtedness and the sale and issuance of investment certificates.

     Credit Concepts intends apply the proceeds from the present offering of investment certificates to pay down the balance on its existing line of credit. Because the interest it is now paying on its line of credit is higher than what will be paid on the investment certificates, and because the investment certificates are subordinated to bank indebtedness and thus not included as debt in the financial covenants of the bank loan agreements, this application of proceeds should strengthen both Credit Concepts' financial position and its borrowing ability. To the extent that the proceeds from this offering are used to purchase contracts rather than to pay down the line of credit, these contracts will serve as additional collateral under the line of credit and increase the amount that may be borrowed. It is expected that these credit resources will enable the orderly repayment of principal and interest on the investment certificates as they come due.


COMPETITION.
------------
     Credit Concepts consumer credit business is highly competitive with other consumer credit businesses in Lane County, Oregon. Most of Credit Concepts' competitors are more established, larger and have greater resources than does Credit Concepts. In addition to companies that engage in the consumer credit business in Lane County, Oregon, many banks, financial institutions and other types of finance companies in Credit Concepts' market area originate and purchase used vehicle contracts and offer consumers debt investment instruments in competition with Credit Concepts. Competition is generally based upon the price paid for contracts, which determines the rate of return, and the interest rate on the investment instruments, as well as the credit-worthiness of the underlying borrowers. An increase in competition in the financing of vehicle contracts in Credit Concepts' market area may decrease the return from such contracts to Credit Concepts.


GOVERNMENTAL REGULATION.
------------------------
     Credit Concepts is subject to significant governmental regulation at both the federal and state levels. Numerous federal and state consumer laws and related regulations impose substantial requirements upon lenders and services involved in consumer finance, and upon the origination and collection of consumer loans, including Credit Concepts' loans, and retail installment contracts. Some laws and regulations with which Credit Concepts must comply include, together with other similar federal and state laws:

          -    The Truth-in-Lending Act
          -    The Equal Credit Opportunity Act
          -    The Federal Trade Commission Act
          -    The Fair Credit Billing Act
          -    The Fair Credit Reporting Act
          -    The Fair Debt Collection Practices Act
          -    The Magnuson-Moss Warranty Act
          -    The Federal Reserve Board's Regulations B and Z
          -    The Federal Consumer Credit Protection Act
          -    The Oregon Unlawful Debt Collection Practices

     Oregon law also contains express statutory provisions regulating the form, content, terms and enforcement of retail installment contracts involving motor vehicles.

     A rule of the Federal Trade Commission and certain provisions of Oregon law have the effect of subjecting Credit Concepts to all claims and defenses which the borrower in the transaction could assert against the automobile dealer that sold the vehicle. In addition, in order to conduct its consumer loan business, Credit Concepts must continue to maintain its consumer finance license from the state of Oregon in good standing.

     Credit Concepts believes it currently holds all material licenses necessary to carry on its business as presently conducted in the state of Oregon. Any failure of Credit Concepts to maintain its licenses should not affect the quality of its then existing portfolio of contracts.


EMPLOYEES.
----------
     Credit Concepts has a total of six full-time employees, including its management, of which one is engaged in credit analysis and contract purchasing, two are engaged in contract collection, including vehicle repossession, and four are administrative and clerical. Credit Concepts also uses the services of an independent contractor in repossession efforts and another for bookkeeping services.

     Credit Concepts provides partial medical benefits to its employees. Credit Concepts believes that its relations with its employees are satisfactory.


LEGAL PROCEEDINGS.
------------------
     Except for routine litigation by Credit Concepts to obtain deficiency judgments upon defaulted contracts in the ordinary course of its business, neither Credit Concepts nor any of its property is a party to any pending legal proceeding.


                                    PROPERTY
                                    --------


     Credit Concepts maintains an approximately 1,300 square foot leased office at 2149 Centennial Plaza, Suite 2, Eugene, Oregon pursuant to a three-year lease that expires on October 31, 2000. The annual rental rate is currently $15,233, which will increase to $15,840 in the third year. Payments under the lease are guaranteed by two of Credit Concepts' founders. Credit Concepts owns certain computer equipment and office furniture at its office and is expected to acquire similar equipment needed as operations expand. Credit Concepts expects that its offices will be adequate for its purposes for the foreseeable future.

                                   MANAGEMENT
                                  -----------

     The Officers and Directors of the Company are as follows:

                 NAME                   POSITION
                 ----                   --------
            Tom W. Palmer               President and Director
            Eugene C. Albert            Vice-President, Secretary and Director
            Ted W. Palmer               Director

     Tom W. Palmer is the son of Ted W. Palmer.

     The career experience of the Company's key personnel is as follows:

     TOM W. PALMER, 43, President and Director. Tom W. Palmer has been the Company's President and Chief Executive Officer since it was founded in August, 1997. Mr. Palmer's duties with Credit Concepts include developing and maintaining banking and investor relations, managing the purchasing of contracts for Credit Concepts' loan portfolio, financial management, business development and the development and implementation of Credit Concepts investment certificate financing program described in this prospectus. For in excess of five years prior to that time he was president and a director of RDS Inc. d.b.a. Mobile Advantage of Eugene, Oregon, which designs and manufactures custom food delivery vehicles, primarily for retail food outlets. Mr. Palmer also served as secretary and director of Woodcrafters Cabinets Inc., which ceased doing business in 1997.

     EUGENE C. ALBERT, 41, Vice-President, Secretary and Director. Eugene C. Albert has acted as Credit Concepts' Vice President, Secretary and Chief Financial Officer since its inception in August, 1997. His duties include coordination of capital funding of Credit Concepts, evaluating and managing credit losses, and the supervision of financing and credit operations. For in excess of five years prior to his employment by Credit Concepts , Mr. Albert served as secretary-treasurer and a director of Mansell Development. Inc., a real estate development company in Eugene, Oregon, for which he was responsible for arranging development and long-term financing.

     TED W. PALMER, 66, Director. Ted W. Palmer was a founder, major shareholder, president and chairman of Kalama Chemical, Inc., now a wholly-owned subsidiary of B.F. Goodrich Company. Mr. Palmer sold his interest in Kalama Chemical, Inc. in 1986 and since his retirement as Chairman and Chief Executive Officer of Kalama Chemical, Inc. in 1989 has been primarily engaged in the management of his personal investment portfolio. Since 1996, Mr. Palmer has been a director of Pend Oreille Bank, a state-chartered commercial bank in Newport, Washington.

     KIMBERLY M. COLEMAN, 41, General Manager. Kimberly M. Coleman has served as the General Manager of Credit Concepts since its inception in August, 1997. Ms. Coleman's duties include reviewing borrower credit records and making the purchase decision for each contract acquired by Credit Concepts for its contract loan portfolio, as well as initiating initial follow-up communications with delinquent borrowers. For one year prior to that she was business manager for Kendall Honda, an automobile dealer in Eugene, Oregon, for one year prior to that she acted as the assistant manager of WFS Financial Services, a consumer finance company in Salem, Oregon, and for two years prior to that she served as operations manager of Northwest Auto Credit, a consumer finance company in Portland, Oregon. For five years prior to that, Ms. Coleman served as business and collection manager for Ron Tonkin Auto Acceptance, Portland, Oregon, a high-risk automobile finance company lending through the Ron Tonkin automobile dealerships.


COMPENSATION.
-------------
     The cash and other direct remuneration of members of management of Credit Concepts for the calendar year 1998 is as follows:

                   Direct Compensation to Management for 1998
                   ------------------------------------------
             Name              Position           Salary           Other
        -------------       --------------      ---------       -----------
        Tom W. Palmer       President, CEO       $41,250            $788

(Officers, Directors and
 Management as a Group) (1)                      $129,500        $17,364(2)

--------------------------------------------------
(1)  Consists of Tom W. Palmer, Eugene C. Albert, Kimberly M. Coleman and Ted
     W. Palmer.
(2)  Reflects payment of  Ms. Coleman's $15,000 bonus.


     Credit Concepts has entered into a five-year employment agreement expiring September 15, 2002 with Kimberly M. Coleman pursuant to which Ms. Coleman will act as Credit Concepts' General Manager. Under the terms of the agreement, Ms. Coleman will receive an annual salary commencing at $48,000 and increasing to $60,000, plus annual bonuses of 0.85% of contracts receivable booked, with limits of $15,000 the first year and $20,000 the second year, and thereafter of 6% of Credit Concepts' net profits, without limitation. The agreement precludes Ms. Coleman from competing with Credit Concepts for two years following termination, except for termination by Credit Concepts without cause.


CERTAIN TRANSACTIONS.
---------------------

     In connection with the founding of Credit Concepts in August, 1997, Tom W. Palmer, Eugene C. Albert and Ted W. Palmer were issued equal amounts of the equity interests of Credit Concepts, L.L.C., and on January 20, 1998 the assets of that limited liability company were transferred to Credit Concepts, Inc. On January 20, 1998, each of those persons purchased 100 shares of capital stock of that corporation for $50,000. Each of such persons paid $10,000 of such amount in cash and $40,000 of such amount by giving a $40,000 promissory note to Credit Concepts.


     By 12% unsecured demand loans, Eugene C. Albert, the Vice-President, Secretary and a Director of Credit Concepts, lent an aggregate of $78,000 to Credit Concepts between October 1997 and March 1998. By similar loans, Kimberly M. Coleman, the General Manager of Credit Concepts, and her husband lent an aggregate of $67,500 to Credit Concepts between January and April 1998. By similar loans, Tom W. Palmer, the President and a Director of Credit Concepts, and his wife lent an aggregate of $173,000 to Credit Concepts between November 1997 and June 1998. By similar loans, Ted W. Palmer, a Director of Credit Concepts, lent an aggregate of $600,000 to Credit Concepts between October 1997 and June 1998. These unsecured loans are on a parity with the investment certificates in the present offering.

     In addition, Tom W. Palmer and Eugene C. Albert have each guaranteed an aggregate of $3,000,000 under Credit Concepts' secured bank line-of-credit, and Ted W. Palmer has guaranteed an aggregate of $1,000,000 under that line-of-credit. If Tom W. Palmer, Ted W. Palmer and Eugene C. Albert should be required to pay under the guarantees bank indebtedness, they would succeed to the banks' secured rights with respect to the indebtedness, including rights to collateral.

     In July, 1998, Tom W. Palmer, Eugene C. Albert and Ted W. Palmer became personally liable on a $450,000 unsecured loan by South Umpqua State Bank.
This loan accrues interest at the rate of 9.25% per annum and is due in full on
August 1, 2000.   These persons lent the money to Credit Concepts on the same basis.

     In April and June, 1998, Credit Concepts borrowed $40,000 and $70,000, respectively, from Amvesco, Inc. dba Western Pioneer Title Co. of Lane County. Tom W. Palmer and Eugene C. Albert are personally obligated on these loans, and Mr. Albert has collateralized these loans with real estate owned by him.

     Credit Concepts' founders, Tom W. Palmer, Eugene C. Albert and Ted W. Palmer, have agreed not to demand payment of the notes they hold until on or after December 31, 2000.


     Tom W. Palmer and Eugene Albert have personally guaranteed the payments under the three-year lease of Credit Concepts' principal offices, which expires October 31, 2000. The current annual rental rate under the lease is $15,233, which increases to $15,840 in the third year.


     In the future, all material transactions and loans between Credit Concepts and affiliated persons, including its owners and directors Tom W. Palmer, Eugene C. Albert and Ted W. Palmer, will be entered into on terms that are no less favorable to Credit Concepts than those that can be obtained from unaffiliated third parties. Further, all future transactions and loans, and any forgiveness of loans, with affiliated persons will be approved by a majority of Credit Concepts' then independent directors who do not have an interest in the transactions and who have had access, at Credit Concepts' expense, to Credit Concepts' or independent legal counsel.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth information concerning the shares of Credit Concepts' common stock presently owned of record and beneficially by each person known to Credit Concepts to own of record or beneficially 5% or more of Credit Concepts' common stock; each officer or director of Credit Concepts who owns of record or beneficially any common stock; and stock holdings of all officers and directors of Credit Concepts as a group.

                                   Beneficial Ownership
                              ---------------------------------
Owner's                                           Percent after
Name & Address                Shares    Percent   this Offering
--------------                ------    -------   -------------
Tom W. Palmer                 100        33.3%        33.3%
2274 Marie Lane
Eugene, OR 97408

Eugene C. Albert              100        33.3%        33.3%
2358 Birch Lane
Eugene, OR 97403

Ted W. Palmer Trust           100        33.3%        33.3%
Almost Idaho Ranch
Shearer Lake on Bench Road
Newport, WA 99156

(All Officers and
Directors as a Group)         300       100.0%       100.0%


     Tom W. Palmer, Eugene C. Albert and Ted W. Palmer may be deemed to be promoters and parents of Credit Concepts within the meaning of the Securities Act of 1933 and state securities laws.

     Tom W. Palmer, Eugene C. Albert and Ted W. Palmer through the Ted W. Palmer Trust have entered into an agreement granting each other a right to purchase their respective shares in Credit Concepts from each other and an option first for Credit Concepts to purchase, and then for each other to purchase, the shares of any of them that may become deceased, disabled or divorced. This arrangement is intended to foster stability within Credit Concepts by inhibiting a change in control of Credit Concepts upon the death, disability or divorce of any of the founding shareholders.

                           DESCRIPTION OF SECURITIES
                           -------------------------


     Credit Concepts' three directors are its founders and the owners of all of its outstanding capital stock, all of which is common stock.


     The only other securities outstanding as of January 31, 1999 are $1,341,534 of unsecured promissory notes, most of which accrue interest at the rate of 12% per annum, held by Credit Concepts' management and others with relationships to Credit Concepts or its management. These promissory notes and the investment certificates in this offering are unsecured obligations that are on a par with each other in right of payment; that is, holders of the promissory notes and investment certificates would both share as general creditors of Credit Concepts in the event of any liquidation of Credit Concepts. Credit Concepts' $3,000,000 bank line-of-credit, of which $2,704,670 was outstanding at January 31, 1999, is secured by all of Credit Concepts' assets, including its contract and loan portfolio, which constitutes Credit Concepts' principal asset.


INVESTMENT CERTIFICATES.
------------------------
     The investment certificates in this offering consist of fixed-rate short-term investment certificates and fixed-rate long-term investment certificates that are unsecured general obligations of Credit Concepts. Certificates are being offered in denominations of $1,000, and purchasers will be registered as the holders of the certificates on the books of Credit Concepts. Interest on the certificates will be paid to holders within the first five days of each calendar quarter.

     Interest on the investment certificates accrues at a fixed rate, which is determined at the time of sale. The interest rate for investment certificates sold in any month is determined by reference to the prime rate of interest as reported by the Wall Street Journal on the last day of the previous month. The interest rate for short-term investment certificates is 0.25% over the prime rate, but shall not exceed 11.00% nor be less than 6.00%. The interest rate for long-term investment certificates is 1.00% over the prime rate, but shall not exceed 12.00% nor be less than 6.00%. Any changes in the interest rate applicable to new certificates will have no effect upon the interest rate or terms applicable to certificates then outstanding.

     The terms of the investment certificates are two years for the short-term investment certificates and four years for the long-term investment certificates.

     You may liquidate your certificates at any time prior to maturity upon 90 days notice to Credit Concepts, but upon such pre-maturity liquidation no interest will be earned on the certificates during the notice period. On the date of maturity of a certificate, you should present it to Credit Concepts for payment, as interest on the certificate ceases to accrue after that date.

     If interest on an investment certificate is not timely paid within ten days of the payment date, the entire sum of principal and interest shall, at your option, immediately become due and payable without notice. In the event you are required to institute collection proceedings on an investment certificate, Credit Concepts will pay all your costs, including reasonable attorneys fees.

     There is no collateral or security interest securing repayment of the certificates, no guarantees or insurance by governmental agencies or other third parties assuring repayment of the certificates, no sinking fund, and no provision for the payment of any amount of principal prior to maturity. As an unsecured general creditor of Credit Concepts, in the event of liquidation of Credit Concepts, you as a holder of certificates would share equally with other general creditors of Credit Concepts in the remaining unsecured assets of Credit Concepts, if any. The certificates are subordinated to all bank borrowings by Credit Concepts both now and in the future.

     You may transfer your certificates on Credit Concepts' certificate ownership records by signing the form of assignment on the back of the certificate and delivering it to Credit Concepts for registration of the transfer on Credit Concepts' books so that the new owner may receive subsequent interest payments. However, there is no trading market for Credit Concepts investment certificates, and Credit Concepts does not expect that a trading market will arise in the future.


COMMON STOCK.
-------------
     All of the shares of common stock of Credit Concepts are owned by Credit Concepts founders and no common stock is being offered to investors in this offering.

     Each holder of common stock is entitled to one vote for each share held of record and to a pro-rata share of any dividends declared on the common stock by the Board of Directors from funds legally available therefor. Upon liquidation of Credit Concepts, each stockholder is entitled to share ratably in any assets available for distribution after payment of all debts, including all investment certificates. Stockholders have no preemptive, conversion or other subscription rights and there are no redemption rights or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are validly issued, fully paid and non-assessable.

                              PLAN OF DISTRIBUTION
                              --------------------

     Credit Concepts is offering the investment certificates directly to investors through Tom W. Palmer, the President and a Director of the Company, and Eugene C. Albert, the Vice-President and a Director of the Company, who will not receive a commission or other special compensation for these efforts.

     In order to be eligible to invest in this offering, you must have:

          Either a net worth of at least $150,000.

          Or

          A net worth of at least $75,000 plus a net income of at least $75,000.

          In addition, purchases of investment certificates in the aggregate may not exceed 10% of your net worth.

     In calculating "net worth," the value of home, home furnishings and personal automobiles should be excluded, and all assets should be valued at fair market value.

     Credit Concepts is required to make a reasonable effort to determine whether or not an investment in the investment certificates is suitable and an appropriate investment for you based upon your financial situation and investment objectives. Accordingly, you must affirmatively represent the existence of these investment criteria and other personal circumstances on the subscription agreement used in purchasing your investment certificates. A copy of the subscription agreement appears at the end of this prospectus. You may obtain additional copies of the subscription agreement from Credit Concepts upon request.

     Credit Concepts will not sell investment certificates during any period in which its "debt to net worth" ratio exceeds 6 to 1 without the injection of sufficient capital into Credit Concepts to bring that ratio below that level. This debt to net worth ratio will be determined on the last day of each fiscal quarter and calculated as a ratio of total liabilities to adjusted net worth. For purposes of the ratio, "adjusted net worth" means total capital and surplus (net stockholders' equity), plus debt which is subordinated to bank borrowings, minus the sum of equipment and leasehold improvements net of depreciation and amortization and goodwill, going concern value and other intangibles as reflected on the balance sheet.

     As corporate officers and directors, Messrs. Palmer and Albert are subject to indemnification under Credit Concepts' by-laws against, among other things, liability under the Securities Act of 1933. To the extent that indemnification for liabilities arising under the Securities Act of 1933 may be permitted to Messrs. Palmer and Albert, Credit Concepts has been advised that in the opinion of the Securities and Exchange Commission this indemnification is against public policy as expressed in that act and is, therefore, unenforceable.

     In order to purchase investment certificates, investors should fill out the subscription agreement at the end of, or accompanying, this prospectus and forward it, together with a check or money order for the purchase price, to Tom
W. Palmer, President, or Eugene C. Albert, Vice-President, Credit Concepts, Inc., 2149 Centennial Plaza, Suite 2, Eugene, Oregon 97401, telephone (541) 342-8545. The purchased investment certificates, in denominations of $1,000, will be registered in the names of the respective investors on the books of Credit Concepts and promptly forwarded to them at the addresses set forth on the subscription agreement.


                                 LEGAL MATTERS
                                 -------------

     The legality of the investment certificates has been passed upon by Karr Tuttle Campbell, Portland, Oregon.


                                    EXPERTS
                                    -------

     The balance sheets as of July 31, 1998 and the related statements of income, cash flows and changes in shareholders' equity for the seven months ended July 31, 1998 included in this prospectus have been included in reliance on the report of Yergen and Meyer LLP, independent auditors, given upon the authority of that firm as experts in accounting and auditing.


                             ADDITIONAL INFORMATION
                             ----------------------

     Credit Concepts has filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act of 1933 with respect to the investment certificates. This prospectus, which constitutes a part of the registration statement, omits certain information contained in accordance with the Securities Act and the rules and regulations of the Commission thereunder. For further information with respect to Credit Concepts and the investment certificates, please see the registration statement and its exhibits and schedules filed with the Commission. Statements contained in this prospectus concerning the provisions of such documents are necessarily summaries of such documents, and you should refer to the copy of the applicable document filed with the Commission as an exhibit to the registration statement for complete details. The registration statement and the exhibits thereto may be inspected, without charge, at the public reference facilities of the Commission at the principal office of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048, and the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and copies of all or any part thereof may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and its public reference facilities in New York, New York, and Chicago, Illinois, at prescribed rates. In addition, the registration statement and its exhibits and schedules may be accessed electronically at the Commission's Web site on the Internet at www.sec.gov.

     Credit Concepts is subject to the informational requirements of the Securities Exchange Act of 1934, as amended and, in files periodic reports and other information with the Commission. Such reports and other information can be inspected and copied at the addresses, and may be accessed electronically at the above web site.
===============================================================================

                             CREDIT CONCEPTS, INC.

                             FINANCIAL STATEMENTS
                                      AND
                           SUPPLEMENTARY INFORMATION
                           Period Ended July 31, 1998

                             Yergen and Meyer LLP
                 --------------------------------------------
                 Certified Public Accountants and Consultants



                         INDEPENDENT AUDITORS' REPORT


To the Board of Directors
Credit Concepts, Inc.
Eugene, Oregon

We have audited the accompanying balance sheet of Credit Concepts, Inc. as of July 31, 1998, and the related statements of income, stockholders' equity, and cash flows for the periods from inception (October 1, 1997) to December 31, 1997, and January 1, 1998, to July 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Credit Concepts, Inc. as of July 31, 1998, and the results of its operations and its cash flows for the initial period then ended, in conformity with generally accepted accounting principles.

As discussed in Note 1 to the financial statements, the company began operating October 1, 1997, as a limited liability company (LLC) and incorporated the business effective January 1, 1998. These financial statements report the cumulative results of operations.


/s/  Yergen and Meyer, LLP


Portland, Oregon

August 19, 1998

                             CREDIT CONCEPTS, INC.
                                 BALANCE SHEET
                                 July 31, 1998

                                     ASSETS
                                     ------
Cash                                                          $     55,003
                                                              -------------
Finance receivables:
   Contracts                                                     4,325,162
   Loan origination costs                                           35,148
   Allowance for credit losses                                    (191,000)
                                                              -------------
       Finance Receivables, Net                                  4,169,310

Interest receivable on contracts                                    64,500

Stock subscriptions receivable                                     120,000
Equipment and leasehold improvements, net                           33,685
Other assets                                                        41,133
                                                              -------------
TOTAL                                                         $  4,483,631
                                                              =============

                      LIABILITIES AND STOCKHOLDERS' EQUITY
                      ------------------------------------
LIABILITIES
   Debt:
       Bank line of credit                                    $  2,687,431
       Other notes payable                                         301,500
       Subordinated notes payable to stockholders                1,165,976
Accounts payable and accrued expenses                               14,305
Interest payable                                                    23,149
                                                              -------------
   Total Liabilities                                             4,192,361
                                                              -------------
STOCKHOLDERS' EQUITY
   Common stock, no par value, 1,000 shares
   authorized, 300 issued and outstanding                          150,000
Additional paid-in-capital                                         206,842
Retained earnings                                                  (65,572)
                                                              -------------
   Total Stockholders' Equity                                      291,270
                                                              -------------
TOTAL                                                         $  4,483,631
                                                              =============

The accompanying notes are an integral part of these financial statements.

                             CREDIT CONCEPTS, INC.
                              STATEMENT OF INCOME
                    For the 7 Months Ended July 31, 1998 and
        the Period from Inception (October 1, 1997) to December 31, 1997

                                                      1998           1997
                                                  ------------   ------------
REVENUES
   Interest on contracts                          $  468,116     $     5,901
   Other income                                        3,140             246
                                                  ------------   ------------
   Total Revenues                                    471,256           6,147
                                                  ------------   ------------
EXPENSES
   Interest                                          154,671           3,815
   Salaries                                           79,017          30,408
   Provision for credit losses                       231,129             -
   Other operating expenses                           72,011          15,082
                                                  ------------   ------------
   Total Expenses                                    536,828          49,305
                                                  ------------   ------------
NET INCOME (LOSS)                                 $  (65,572)    $   (43,158)
                                                  ============   ============

The accompanying notes are an integral part of these financial statements

                                        CREDIT CONCEPTS, INC.
                                  STATEMENT OF STOCKHOLDERS' EQUITY
                              For the 7 Months Ended July 31, 1998 and
                   the Period from Inception (October 1, 1997) to December 31, 1997

                                        Credit
                                    Concepts, LLC                 Credit Concepts, Inc.
                                    ------------   ----------------------------------------------------
                                                                 Additional
                                       Members       Common       Paid-in       Retained
                                        Equity       Stock        Capital       Earnings      Totals
                                    -------------  ------------ ------------- ------------  -----------
Members Contribution
  at Inception                       $ 451,000     $     -      $      -      $     -       $ 451,000
Net (loss)                             (43,158)                                               (43,158)
                                     -----------   -----------  -----------   -----------   -----------
Balance at December 31, 1997         $ 407,842     $     -      $      -      $     -       $ 407,842

Transfer of Interest to Corporation
  at 1/1/98 in exchange for:
    Stock                             (236,842)       30,000       206,842    $     -
    Notes                             (171,000)                                              (171,000)
Additional stock subscriptions                       120,000                                  120,000

Net (loss)                                                                      (65,572)      (65,572)
                                     -----------   -----------  -----------   -----------   -----------
Balance at July 31, 1998             $     -       $ 150,000    $  206,842    $ (65,572)    $ 291,270
                                     ===========   ===========  ===========   ===========   ===========

The accompanying notes are an integral part of these financial statements.

                             CREDIT CONCEPTS, INC.
                            STATEMENT OF CASH FLOWS
                    For the 7 Months Ended July 31, 1998 and
        the Period from Inception (October 1, 1997) to December 31, 1997

                                                      1998           1997
                                                  ------------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net (Loss)                                       $  (65,572)    $  (43,158)
                                                   ------------   ------------
  Adjustments to reconcile net income to net
       cash provided by operating activities:
     Provision for credit losses on finance
       receivables                                    231,129            -
     Depreciation and amortization                     37,616            561
     Recoveries of finance receivables
       previously charged off                          42,665            -
     Changes in assets and liabilities:
       Accrued interest on finance receivables        (64,500)           -
       Loan origination costs                         (35,148)           -
       Other assets                                   (57,081)       (18,209)
       Accounts payable, accrued and other
          liabilities                                  34,174          3,280
                                                   ------------   ------------
  Total Adjustments                                   188,855        (14,368)
                                                   ------------   ------------
     Net Cash Provided (Used) by Operating
       Activities                                     123,283        (57,526)
                                                   ------------   ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Loans and contracts originated or purchased      (4,410,614)      (479,843)
  Loans and contracts repaid                          478,778          3,723
  Additions to equipment and leasehold
     improvements                                      (8,655)       (29,050)
                                                   ------------   ------------
     Net Cash (Used) by Investing Activities       (3,940,491)      (505,170)
                                                   ------------   ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from debt                                 4,506,664       140,000
  Repayment of debt                                  (662,757)           -
  Members' contributions                                  -          451,000
                                                   ------------   ------------
     Net Cash Provided by Financing Activities       3,843,907       591,000
                                                   ------------   ------------
NET INCREASE IN CASH                                    26,699        28,304

CASH AT BEGINNING OF PERIOD                             28,304           -
                                                   ------------   ------------
CASH AT END OF PERIOD                              $   55,003     $   28,304
                                                   ============   ============

The accompanying notes are an integral part of these financial statements.

                             CREDIT CONCEPTS, INC.
                       NOTES TO THE FINANCIAL STATEMENTS


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BUSINESS ACTIVITY - Credit Concepts, Inc. (the Company) is in the business of purchasing retail installment contracts from automobile dealers in connection with the financing of used automobiles. The Company originally formed on August 29, 1997, as Credit Concepts, L.L.C. and began operations during October 1997. Effective January 20, 1998, the Company incorporated the operations into the existing entity via a tax-free incorporation.

USE OF ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

FINANCE RECEIVABLES - Finance receivables that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at their outstanding unpaid principal balances reduced by any chargeoff or specific valuation accounts and net of any deferred fees or costs on originated loans, or unamortized premiums or discounts on purchased loans.

Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment to yield using the interest method over the term of the related contract.

Provisions for credit losses are recognized in amounts sufficient to maintain the allowance for credit losses at a level adequate to cover losses of principal and accrued interest in the existing finance receivable portfolio. The allowance for credit losses is based upon management's evaluation of the economic environment and the condition of outstanding loans and contracts receivable at year end. In addition, management reviews comparable industry information, delinquency status of contracts and recency of payments received. All of these elements are considered in determining the adequacy of the provision for credit losses.

During the year, the unpaid balances of delinquent contracts receivable in excess of any related dealer guarantees are charged against the allowance for credit losses when management determines that no further collection efforts are economically beneficial. Changes in the allowance for credit losses may occur in the near term and such changes may be material to the financial position, results of operations and cash flows.

INTEREST INCOME RECOGNITION - For financial statement purposes, interest income from finance receivables is recognized using the interest method. Accrual of interest income on finance receivables is suspended when the Company's management determines the loan recovery to be doubtful. This generally occurs if no payments have been received for 90 days. Other circumstances may dictate reclassification such as bankruptcy filing, death claim, disability claim, or notification of total loss due to accident or theft. While a contract is classified as nonaccrual and the future collectability of the recorded receivable balance is doubtful, collections of interest and principal are generally applied as a reduction of principal. As of July 31, 1998, the ratio of nonaccrual loans to total loans is 1.6%.

EQUIPMENT AND LEASEHOLD IMPROVEMENTS - Equipment and leasehold improvements are stated at cost. Depreciation and amortization is provided on a straight-line basis over the estimated useful lives of the related assets. Maintenance and repairs are charged to expense as incurred; expenditures for additions, improvements and replacements are capitalized. Upon disposal or retirement of assets, the accounts are relieved of the related costs and accumulated depreciation and resulting gains or losses are recognized in operations.

INCOME TAXES - As noted, on January 20, 1998, Credit Concepts, Inc. converted from a Limited Liability Company to an S Corporation pursuant to the Internal Revenue Code. As an S Corporation, the income tax liability arising from the taxable earnings of the Company is the responsibility of the stockholders.


NOTE 2 - FINANCE RECEIVABLES AND ALLOWANCE FOR CREDIT LOSSES

As of July 31, 1998, information regarding the finance receivables is as follows:

Number of contracts                                        842
Average Annual Percentage Rate (APR) of interest         30.8%
Average contract balance                               $ 5,212
Average term of contract                                41 mos.
Average age of contract                                4.5 mos.
Average payment per month                                $ 230

The terms of contracts are generally from one to five years. The Company anticipates that a majority of contracts will be paid or renewed prior to contractural maturity dates. Cash collections of finance receivables for the period of inception to July 31, 1998, were $482,501. Additionally, the ratio of cash collections to average period-end balances was approximately 19.6%.

Change in the allowance for credit losses is as follows:

Balance at inception (October 1, 1997)                 $   -
  Provision charged to expense                           231,084
  Accounts charged off                                   (82,749)
  Recoveries                                              42,665
                                                       ----------
  Balance as of July 31, 1998                          $ 191,000
                                                       ==========


NOTE 3 - EQUIPMENT AND LEASEHOLD IMPROVEMENTS

Balances as of July 31, 1998, are as follows:

Computer equipment                                     $   21,777
Leasehold improvements                                      2,223
Office furniture and equipment                             13,705
                                                       ------------
                                                           37,705
Accumulated depreciation and amortization                  (4,020)
                                                       ------------
                                                       $   33,685
                                                       ============


NOTE 4 - DEBT

Following is a summary of all debt held by the Company at July 31, 1998:

Bank line of credit (available credit line -
$3,000,000) - without collateral, interest at
the institution's prime rate (8.5% at July 31, 1998)
plus 2.25% due June 15, 1999, guaranteed by the
stockholders of Credit Concepts, Inc.                       $  2,687,431
                                                            ------------
Notes payable to various individuals - without
collateral, maturities to 2004, with interest
from 10% to 12%.                                                 240,000

Notes payable to related party - without collateral,
no maturity with interest at 12%.                                 61,500
                                                            ------------
Total other notes payable                                        301,500
                                                            ------------
Subordinated notes payable to stockholders - without
collateral, no stated maturity, with interest at 12%           1,165,976
                                                            ------------
Total                                                       $  4,154,907
                                                            ============

The subordinated notes payable provide for subordination to any present and future debt owed by Credit Concepts, Inc. to any bank, insurance company or other financial institution. Subordinated debt with stockholders and officers of Credit Concepts, Inc. of $1,165,976 is also subordinated to other notes payable of $301,500.

Scheduled maturities of debt in subsequent fiscal years are as follows:

                    1999                   $  2,737,431
                    2000                         10,000
                    2001                              -
                    2002                              -
                    2003                              -
                    Thereafter                1,437,476
                                           ------------
                                           $  4,184,917
                                           ============


NOTE 5 - SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

                                                  1998          1997
                                               ----------    ----------
Cash paid during the year for interest         $  131,522    $   3,815

Non-cash financing activities consisted of issuance of additional stock subscriptions in the amount of $120,000, during 1998.


NOTE 6 - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS


The information provided below is required by FASB Statement No. 107, DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS. These amounts represent estimates of fair value of financial instruments at a point in time. Significant estimates using available market information and appropriate valuation methodologies were used for the purposes of this disclosure. The estimates are not necessarily indicative of the amounts the company could realize in a current market exchange, and the use of different assumptions or methodologies could have a material effect on the estimated fair value amounts.

                                              Carrying           Estimated
                                                Value            Fair Value
                                             ----------          ----------
Assets
     Cash and cash equivalents               $   55,003          $   55,003
     Finance receivables                      4,169,130           4,014,297

Liabilities
     Debt                                     4,184,917           4,184,917
     Accounts payable                            14,305              14,305


NOTE 7 - CAPITAL STRUCTURE

The company originally formed on August 29, 1997, as an Oregon limited liability company (L.L.C.) and began operations during October 1997. Effective January 1998, the company incorporated the operations into the existing entity via a tax-free incorporation. At December 31, 1997, the three L.L.C. members had a combined equity of $407,842 which was transferred to the corporation as follows:

     Subordinated notes payable to stockholders             $  171,000
     300 shares of common stock, no par value                   30,000
     Additional paid in capital                                206,842
                                                            ----------
                                                            $  407,842

The stock was subscribed at $500 per share for a total of $150,000. As of July 31, 1998, the stockholders had paid $30,000 of this amount leaving a balance owed the company of $120,000. There are currently no agreements to issue any additional shares of stock.


NOTE 8 - SEGMENT INFORMATION

The company operates exclusively in Lane County, Oregon, providing automobile financing. As such, the company's entire business activities comprise a single operating segment.

                           SUPPLEMENTARY INFORMATION

                             CREDIT CONCEPTS, INC.
                               OPERATING EXPENSES
                    For the 7 Months Ended July 31, 1998 and
        the Period from Inception (October 1, 1997) to December 31, 1997

                                                      1998           1997
                                                 -------------  -------------
Accounting services                               $     3,840    $       143
Advertising                                               102              -
Amortization                                           21,549          2,146
Automobile expense                                         23              -
Bank charges                                               13             88
Business meetings                                         509              -
Collection and repossession charges                     1,898              -
Commission expense                                          -          3,895
Contributions                                              55              -
Depreciation                                            3,459            561
Dues and subscriptions                                  1,284            359
Employee benefits                                         567            150
Equipment repairs                                           9            154
Insurance                                                 888            617
Legal services                                          5,222              -
Licenses, fees and permits                                 90              -
Life insurance                                          2,156              -
Meals and entertainment                                 2,829            264
Miscellaneous                                           4,978              -
Office rent                                             8,712          2,489
Office supplies and expense                             7,398          2,367
Telephone                                               4,757            787
Travel                                                  1,673          1,062
                                                  -----------    ------------
TOTAL OTHER OPERATING EXPENSES                    $    72,011    $    15,082
                                                  ============   ============

                             CREDIT CONCEPTS, INC.

                              FINANCIAL STATEMENTS
                                      AND
                           SUPPLEMENTARY INFORMATION
              For the Three and Six Months Ended January 31, 1999

                               TABLE OF CONTENTS
                               -----------------

                                                              PAGE
                                                              ----
ACCOUNTANTS' REPORT                                             1

FINANCIAL STATEMENTS

  Balance Sheet                                                 2
  Statement of Income and Retained Earnings                     3
  Statement of Cash Flows                                       4
  Notes to the Financial Statements                             5

SUPPLEMENTARY INFORMATION

  Other Operating Expenses                                      9

                             Yergen and Meyer LLP
                 --------------------------------------------
                 Certified Public Accountants and Consultants


To the Board of Directors
Credit Concepts, Inc.
Eugene, Oregon

     We have reviewed the accompanying balance sheet of Credit Concepts, Inc. as of January 31, 1999, and the related statement of income and retained earnings and cash flows for the three and six months ended January 31, 1999, in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants. All information included in these financial statements is the representation of the management of Credit Concepts, Inc.

     A review consists principally of inquiries of company personnel and analytical procedures applied to financial data. It is substantially less in scope than an audit in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

     Based on our review, we are not aware of any material modification that should be made to the accompanying financial statements in order for them to be in conformity with generally accepted accounting principles.

     Our review was made for the purposes of expressing limited assurance that there are no material modifications that should be made to the financial statements in order for them to be in conformity with generally accepted accounting principles. The information included in the accompanying supplementary information is presented only for supplementary analysis purposes. Such information has been subjected to the inquiry and analytical procedures applied in the review of the basic financial statements, and we are not aware of any material modifications that should be made thereto.

/s/ Yergen and Meyer, LLP

Portland, Oregon
March 15, 1999

                             CREDIT CONCEPTS, INC.
                                 BALANCE SHEET
                                JANUARY 31, 1999

                               ASSETS
                               ------
Cash                                                   $   46,012
                                                       -----------
Finance receivables:
  Contracts                                             4,159,635
  Loans                                                   224,517
  Loan origination costs                                   55,683
  Allowance for credit losses                            (298,987)
                                                       -----------
     Finance Receivables, Net                           4,140,848
                                                       -----------

Interest receivable on contracts and loans                 72,538
Stock subscriptions receivable                            120,000
Equipment and leasehold improvements, net                  32,498
Other assets                                               12,238
                                                       -----------
TOTAL                                                  $4,424,134
                                                       ===========

                 LIABILITIES AND STOCKHOLDERS' EQUITY
                 ------------------------------------
LIABILITIES
  Debt:
     Bank line of credit                               $2,704,670
     Other notes payable                                  285,272
     Subordinated notes payable
       to stockholders                                  1,056,262
  Accounts payable and accrued expenses                    33,236
  Interest payable                                         35,919
                                                       -----------
     Total liabilities                                  4,115,359
                                                       -----------
STOCKHOLDERS' EQUITY
  Common stock, no par value, 1,000 shares
     authorized, 300 issued and outstanding               150,000
  Additional paid-in-capital                              206,842
  Retained earnings                                       (48,067)
                                                       -----------
     Total Stockholders' Equity                           308,775
                                                       -----------
TOTAL                                                  $4,424,134
                                                       ===========

See accompanying notes and accountants' report.

                             CREDIT CONCEPTS, INC.
                   STATEMENT OF INCOME AND RETAINED EARNINGS
              FOR THE THREE AND SIX MONTHS ENDED JANUARY 31, 1999

                                          3 Months       6 Months
                                        -----------    -----------
REVENUES
  Interest on contracts                  $ 326,406      $ 678,633
  Insurance and fees                        12,980         12,980
  Other income                               1,077          1,887
                                         ----------     ----------
     Total Revenues                        340,463        693,500
                                         ----------     ----------
EXPENSES
  Interest                                 117,642        258,536
  Salaries                                  53,943         93,316
  Provision for credit losses               91,863        198,812
  Other operating expenses                  66,234        125,331
                                         ----------     ----------
     Total Expenses                        329,682        675,995
                                         ----------     ----------

NET INCOME                                  10,781         17,505

RETAINED EARNINGS,
  Beginning of Period                      (58,848)       (65,572)
                                         ----------     ----------
RETAINED EARNINGS, End of Period         $ (48,067)     $ (48,067)
                                         ==========     ==========

                             CREDIT CONCEPTS, INC.
                            STATEMENT OF CASH FLOWS
              FOR THE THREE AND SIX MONTHS ENDED JANUARY 31, 1999

                                                   3 Months      6 Months
                                                  ----------   -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net Income                                      $  10,781    $  17,505
  Adjustments to reconcile net income
  to net cash provided by operating
  activities:
     Provision for credit losses on
       finance receivables                           91,863      198,812
     Depreciation and amortization                    6,923       11,614
     Recoveries of finance receivables
       previously charged off                       142,498      218,322
  Changes in assets and liabilities:
     Accrued interest on finance receivables         (9,538)      (8,038)
     Loan origination costs                         (29,807)     (59,614)
     Other assets                                     2,935       22,008
     Accounts payable, accrued and
       other liabilities                             30,702       31,701
                                                  ----------   ----------
Total Adjustments                                   235,576      414,805
                                                  ----------   ----------
  Net Cash Provided by Operating Activities         246,357      432,310
                                                  ----------   ----------
CASH FLOW FROM INVESTING ACTIVITIES:
  Loans and contracts originated
    or purchased                                   (638,667)   (1,172,031)
  Loans and contracts repaid                        606,467      842,973
  Additions to equipment and leasehold
    improvements                                       -          (3,540)
                                                  ----------   ----------
  Net Cash (Used) by Investing Activities           (32,200)    (332,598)
                                                  ----------   ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Repayment of debt, net of borrowings             (286,469)    (108,703)
                                                  ----------   ----------
  Net Cash (Used) by Financing Activities          (286,469)    (108,703)
                                                  ----------   ----------
NET DECREASE IN CASH                                (72,312)      (8,991)

CASH, BEGINNING OF PERIOD                           118,324       55,003
                                                  ----------   ----------
CASH, END OF PERIOD                               $  46,012    $  46,012
                                                  ==========   ==========

                             CREDIT CONCEPTS, INC.
                       NOTES TO THE FINANCIAL STATEMENTS


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
---------------------------------------------------

BUSINESS ACTIVITY - Credit Concepts, Inc. (the Company) is in the business of purchasing retail installment contracts from automobile dealers in connection with the financing of used automobiles. The Company is also engaged in making direct consumer loans and selling credit life, credit accident and health insurance, and other related insurance products. The Company was originally formed on August 29, 1997, as Credit Concepts, L.L.C., and began operations during October 1997. Effective January 20, 1998, the Company incorporated the operations into the existing entity via a tax-free incorporation (see Note 7).

USE OF ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

FINANCE RECEIVABLES - Finance receivables that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at their outstanding unpaid principal balances reduced by any chargeoff or specific valuation accounts and net of any deferred fees or costs on originated loans, or unamortized premiums or discounts on purchased loans.

Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment to yield using the interest method over the term of the related contracts.

Provisions for credit losses are recognized in amounts sufficient to maintain the allowance for credit losses at a level adequate to cover losses of principal and accrued interest in the existing finance receivable portfolio. The allowance for credit losses is based upon management's evaluation of the economic environment and the condition of outstanding loans and contracts receivable at year end. In addition, management reviews comparable industry information, delinquency status of loans and recency of payments received. All of these elements are considered in determining the adequacy of the provision for credit losses.

During the year, the unpaid balances of delinquent contracts receivable in excess of any related dealer guarantees are charged against the allowance for credit losses when management determines that no further collection efforts are economically beneficial. Changes in the allowance for credit losses may occur in the near term and such changes may be material to the financial position, results of operations and cash flows.

INTEREST INCOME RECOGNITION - For financial statement purposes, interest income from finance receivables is recognized using the interest method. Accrual of interest income on finance receivables is suspended when the Company's management determines the loan recovery to be doubtful. This generally occurs if no payments have been received for 90 days. Other circumstances may dictate reclassification such as a bankruptcy filing, death claim, disability claim, or notification of total loss due to accident or theft. While a loan is classified as nonaccrual and the future collectability of the recorded loan balance is doubtful, collections of interest and principal are generally applied as a reduction of principal. As of January 31, 1999, the ratio of nonaccrual loans to total loans is 4.2%.

EQUIPMENT AND LEASEHOLD IMPROVEMENTS - Equipment and leasehold improvements are stated at cost. Depreciation and amortization is provided on a straight-line basis over the estimated useful lives of the related assets. Maintenance and repairs are charged to expense as incurred; expenditures for additions, improvements and replacements are capitalized. Upon disposal or retirement of assets, the accounts are relieved of the related costs and accumulated depreciation and resulting gains or losses are recognized in operations.

INCOME TAXES - As noted, on January 20, 1998, Credit Concepts, Inc. converted from a Limited Liability Company to an S Corporation pursuant to the Internal Revenue Code. As an S Corporation, the income tax liability arising from the taxable earnings of the Company is the responsibility of the stockholders.


NOTE 2 - FINANCE RECEIVABLES AND ALLOWANCE FOR CREDIT LOSSES
-------------------------------------------------------------

As of January 31, 1999, information regarding the finance receivables is as follows:

Number of contracts                                        958
Average Annual Percentage Rate (APR) of interest         30.8%
Average contract balance                                $4,323
Average term of contract                                39 mos.
Average age of contract                                  9 mos.
Average payment per month                                 $212

The terms of contracts are generally from one to five years. The Company anticipates that a majority of contracts will be paid or renewed prior to contractural maturity dates. Cash collections of finance receivables from October 31, 1998 to January 31, 1999, were $638,667.

Change in the allowance for credit losses is as follows:

Balance at July 31, 1998                            $   191,000
  Provision charged to expense                          106,949
  Accounts charged off                                 (116,773)
  Recoveries                                             75,824
                                                      ----------

Balance at October 31, 1998                             257,000
  Provision charged to expense                           91,863
  Accounts charged off                                 (153,295)
  Recoveries                                            103,419
                                                      ----------

  Balance as of January 31, 1999                    $   298,987
                                                    ===========

                             CREDIT CONCEPTS, INC.
                       NOTES TO THE FINANCIAL STATEMENTS


NOTE 3 - EQUIPMENT AND LEASEHOLD IMPROVEMENTS
----------------------------------------------

Balances as of January 31, 1999, are as follows:

Computer equipment                                   $   24,442
Leasehold improvements                                    2,141
Office furniture and equipment                           14,617
                                                         41,200
Accumulated depreciation and amortization                (8,702)
                                                     -----------
  Net Book Value                                     $   32,498
                                                      ==========


NOTE 4 - DEBT
--------------

Following is a summary of all debt held by the Company at January 31, 1999:

Bank line of credit (available credit line -
$3,000,000) - without collateral, interest at
the institution's prime rate (8.0% at
January 31, 1999) plus 2.25%, due
June 15, 1999, guaranteed by the stockholders
of Credit Concepts, Inc.                            $ 2,704,670
                                                    -----------

Notes payable to various individuals -
without collateral, maturities to 2004,
with interest from 10% to 12%.                          223,772

Notes payable to related party -
without collateral, no maturity with
interest at 12%.                                         61,500
                                                     ----------

Total other notes payable                               285,272
                                                     ----------
Subordinated notes payable to stockholders -
without collateral, no stated maturity,
with interest at 12%.                                 1,056,262
                                                    -----------
  Total                                             $ 4,046,204
                                                    ===========

The subordinated notes payable provide for subordination to any present and future debt owed by Credit Concepts, Inc. to any bank, insurance company or other financial institution. Subordinated debt with stockholders and officers of Credit Concepts, Inc. of $1,056,526 is also subordinated to other notes payable of $285,272.


NOTE 5 - SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
----------------------------------------------------------

  Cash paid during the period for interest                 $ 114,664


NOTE 6 - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS
--------------------------------------------------------------

The information provided below is required by FASB Statement No. 107, DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS. These amounts represent estimates of fair value of financial instruments at a point in time. Significant estimates using available market information and appropriate valuation methodologies were used for the purposes of this disclosure. The estimates are not necessarily indicative of the amounts the company could realize in a current market exchange, and the use of different market assumptions or methodologies could have a material effect on the estimated fair value amounts.

                                                  JANUARY 31, 1999
                                             Carrying            Estimated
                                               Value             Fair Value
                                             --------            ----------
Assets
  Cash and cash equivalents                  $   46,012          $   46,012
  Finance receivables                         4,140,848           4,046,324

Liabilities
  Debt                                        4,046,204           4,046,204
  Accounts payable                               33,236              33,236



NOTE 7 - CAPITAL STRUCTURE
--------------------------

The company originally formed on August 29, 1997, as an Oregon limited liability company (L.L.C.) and began operations during October 1997. Effective January 20, 1998, the Company incorporated the operations into the existing entity via a tax-free incorporation. At December 31, 1997, the three L.L.C. members had a combined equity of $407,842 which was transferred to the corporation as follows:

     Subordinated notes payable to stockholders        $  171,000

     300 shares of common stock, no par value              30,000

     Additional paid in capital                           206,842
                                                       ----------
                                                       $  407,842
                                                       ==========

The stock was subscribed at $500 per share for a total of $150,000. As of January 31, 1999, the stockholders had paid $30,000 of this amount leaving a balance owed the Company of $120,000.

                           SUPPLEMENTARY INFORMATION

                             CREDIT CONCEPTS, INC.
                            OTHER OPERATING EXPENSES
                    For the 7 Months Ended July 31, 1998 and
        the Period from Inception (October 1, 1997) to December 31, 1997

                                                    3 Months       6 Months
                                                  ------------  -------------
Accounting services                               $    12,930    $    29,871
Advertising                                               313            528
Amortization                                            3,956          6,887
Automobile expense                                        337            362
Bank charges                                              183            213

Business meetings                                         380            485
Collection and repossession charges                     5,773          9,169
Depreciation                                            2,927          4,687
Dues and subscriptions                                  3,039          3,884
Employee benefits                                         423            572

Insurance                                                 781            942
Legal services                                         15,326         31,094
Licenses, fees and permits                              3,455          3,950
Life insurance                                            378            586
Meals and entertainment                                 1,975          3,142

Miscellaneous                                           1,675          3,056
Office rent                                             3,808          7,542
Office supplies and expense                             4,637          8,864
Telephone                                               2,552          5,649
Travel                                                  1,386          3,848
                                                  -----------    ------------
TOTAL OTHER OPERATING EXPENSES                    $    66,234    $   125,331
                                                  ============   ============

                             SUBSCRIPTION AGREEMENT

Credit Concepts, Inc.
2149 Centennial Plaza, Suite 2
Eugene, Oregon 97401

Attention:  President

     1. SUBSCRIPTION. I hereby subscribe to purchase $_________________ (must be multiples of $1,000) principal amount of Short-Term Investment Certificates and $___________ (must be multiples of $1,000) principal amount of Long-Term Investment Certificates of Credit Concepts, Inc. ("Company") as described in the Company's Prospectus dated April __, 1999 (the "Prospectus"). The Short-Term Investment Certificates and the Long-Term Investment Certificates are sometimes together referred to herein as the "Securities." I enclose a check or money order for the full amount of the purchase price with this Subscription Agreement. I understand that this Subscription Agreement must be accepted by the Company before it becomes binding.


          By execution of this Subscription Agreement, I hereby acknowledge that I understand that the Company is relying upon the accuracy and completeness of all information I have provided and all representations and warranties I have made in complying with the Company's obligations under applicable state securities laws. I further acknowledge and certify that I have received, read, and am familiar with the Prospectus.


     2.   LACK OF TRADING MARKET.   I acknowledge that there is currently no
trading market in the Securities, and it is unlikely that there will ever be a public trading market for the Securities, with consequent possible indefinite illiquidity of the Securities except through redemption by the Company, and I represent that I have no reason to expect a need for liquidity with respect to my investment prior to maturity of the Securities that I am purchasing;

     3.   SUITABILITY STANDARDS, REPRESENTATIONS, AND WARRANTIES.   I represent
and warrant that all of the information which I have furnished in this Subscription Agreement and accompanying Offeree Questionnaire is correct and complete as of the date of this Subscription Agreement, and will be correct and complete on the closing of the sale of Securities subscribed for, and that the representations and warranties and the agreements herein shall survive the closing date and may be relied upon by the Company in its compliance with state securities laws.




     4.   MISCELLANEOUS.

          (a) All notices or other communications given or made hereunder shall be in writing and shall be delivered or mailed by registered or certified mail, return receipt requested, postage prepaid, to the Company at the address set forth above and to the undersigned at the address set forth on the signature page hereof.

          (b) This Subscription Agreement and accompanying Offeree Questionnaire constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede any prior or contemporaneous representations, warranties, or agreements (whether oral or written), and may be amended, modified or waived only by a writing executed by the party to be bound.

          (c) If more than one person is signing this Subscription Agreement, each representation, warranty and agreement made herein shall be a joint and several representation, warranty or agreement of each person and entity on behalf of which this Subscription Agreement is signed.

          (d) This Subscription Agreement is severable, so that if any provision hereof shall be deemed to be unenforceable, it shall be automatically revised (including, if necessary, deletion of the offending provision) to the extent, but only to the extent, that it shall then be deemed enforceable, and any such enforceable revised portion and all other provisions hereof shall remain in full force and effect.


          (e) This Subscription Agreement shall be governed by and construed in accordance with the laws of the State of Oregon, with venue laid in Lane County, Oregon. In the event either party commences or threatens an action based in any way upon the investment to which this Subscription Agreement relates, the losing party shall pay all of the costs of the prevailing party with respect thereto, including the prevailing party's reasonable attorneys fees.

                             OFFEREE QUESTIONNAIRE
                               (For Individuals)


     In order to comply with the requirements of state securities laws, Securities of Credit Concepts, Inc. (the "Company") may be sold only to persons meeting the suitability standards established by the Company.


     The purpose of this Offeree Questionnaire is to obtain information from each prospective investor relating to his, her or its ability to bear the economic risks of the proposed investment and whether or not the investment is suitable for the investor based upon the investor's financial situation and investment objectives. Such information is required in order to determine whether or not the suitability standards set forth herein and in the Prospectus have been met by the prospective investor.

     By signing this Offeree Questionnaire you agree that it may be shown to such authorized persons as the Company may deem appropriate to establish that the offer and sale of this investment in the Company will not result in any violation of state securities laws or regulations.

     A separate Offeree Questionnaire must be completed for each co-owner of Securities. Additional forms are available from the Company.

     You make the following representations with the intent that they may be relied upon by the Company, its officers, employees and agents designated by the Company.

     (Please Print or Type; if more than one subscriber, please provide additional pages with same entries completed for each subscriber)

I.  BIOGRAPHICAL INFORMATION.
-----------------------------

    A.    Name, Address and Birth date:

          Name:          ___________________________________
                         (Please print)

          Address:       ___________________________________

                         ___________________________________

          Birth Date:    ___________________________________

    B.    Employer or Business Association and Position:

                         ___________________________________

                         ___________________________________

     C.   Business Address and Telephone Number:

                         ____________________________________


     D.   Marital Status:  _____ Single _____ Married

     E.   State of Residence:  _________________________

          Voter Registration in Same State:    _____ Yes     _____ No

          Resident Income Tax Return (if any)

          Filed for Same State in 199_: ____ Yes  ____ No   ____ (Inapplicable)

     F.   Additional Information:

          Driver's License Number: _____________  State: ______________

     G. Please indicate which statements qualify you for an investment in the Company's securities.

          I hereby confirm to you that:

(PLEASE INDICATE WITH YOUR INITIALS WHICH STATEMENT IS APPLICABLE.):

          _____     (i)  I am a natural person whose individual net worth, or
joint net worth with my spouse, at the time of purchase, exceeds $150,000;

                         OR:

          _____     (ii) I am a natural person who had an individual income or joint income together with my spouse of in excess of $75,000 during the most recent year and my individual net worth, or joint net worth with my spouse, at the time of purchase, exceeds $75,000;

          IN ADDITION, I hereby confirm to you that (PLEASE INDICATE WITH YOUR INITIALS):

          _____     The total amount of my investment in Securities of the
Company, both those being purchased now and those purchased previously that are still outstanding, does not exceed 10% of my individual net worth, or joint net worth with my spouse, at the time of the present purchase.

          In calculating "net worth" as required above, the value of home, home furnishings and personal automobiles is excluded, and all assets are valued at fair market value.

          I represent and warrant to the Company that (PLEASE DESIGNATE WITH YOUR INITIALS, AS APPLICABLE):

          _____ Either my spouse or I am presently employed full-time.

          _____ My spouse and I are retired and live off our savings.

          _____ I handle my own financial affairs.

          _____ I have advised others in handling their financial affairs.

          _____ I have made other investments, including those in the securities of other companies, based upon my own personal assessment of their prospects and worth.

          _____ I have previously made illiquid investments, including one or more of the following: real estate, stock in a family or other closely-held corporation, limited partnership interests, limited liability company interests, or investment-grade artwork, antiques or collectables.

          _____ I have assumed a management role in at least one business with which I have been associated.

          _____ I have previously engaged in speculative investments, including one or more of the following: speculative stocks, options, commodities futures or similar risky investments.

          _____ I have a degree in business administration or have taken business courses in accounting, investments and management.

          _____ I have made use of the following professional advisor to advise me in the present investment: __________________________________

   II.    SUBSCRIPTION INFORMATION.
          -------------------------

          Amount of Short-Term Investment Certificates
          Subscribed For:                                   $ _______________

          Amount of Long-Term Investment Certificates
          Subscribed For:                                   $ _______________

          Total Purchase Price of Investment Certificates
          Subscribed For:                                   $________________

          Method of Payment: $________  Check; $__________ Money Order

          Make Checks payable to "CREDIT CONCEPTS, INC." and mail payment with a completed and executed Subscription Agreement to:

                             CREDIT CONCEPTS, INC.
                         2149 Centennial Plaza, Suite 2
                              Eugene, Oregon 97401

Manner in which title is to be held:

     _______   Community property (one signature).
     _______   Individual ownership.
     _______   Joint tenancy (both sign).
     _______   Tenancy-in-common (all sign).
     _______   Corporation
     _______   Partnership
     _______   Trust
     _______   Other (Please indicate)  ______________________

                                 SIGNATURE PAGE
                               (For Individuals)
             TO BE COMPLETED AND SIGNED BY ALL INDIVIDUAL INVESTORS

     This page constitutes the Signature Page for INDIVIDUALS for the following documents: (a) Subscription Agreement and (b) Offeree Questionnaire.
Execution of this Signature Page constitutes execution of such documents.

     IN WITNESS WHEREOF, the undersigned has executed the Subscription Agreement and the Offeree Questionnaire this _____ day of ___________, 199__.



------------------------------               -----------------------------
Signature of Individual                      Signature of Spouse (or
                                             Joint Purchaser, if any)

------------------------------               ------------------------------
Print Name of Individual                     Print Name of Spouse (or
                                             Joint Purchaser, if any)

------------------------------               ------------------------------
Social Security Number                       Social Security Number

------------------------------               ------------------------------
Legal Residence Address of                   Legal Residence Address of
Individual (Do not use P.O.                  Joint Purchaser, if any, (Do
Joint Purchaser, if any,                     not use P.O. Box) (If different
                                             from address of other joint
                                             purchaser)

------------------------------               ------------------------------
City                                         City

------------------------------               ------------------------------
State                 Zip Code               State                 Zip Code


FOR COMPANY USE ONLY:

SUBSCRIPTION ACCEPTED:                       CREDIT CONCEPTS, INC.

---------------------------, 199--           By------------------------------
                                             Its-----------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Oregon Business Corporation Act (Or. Rev. Stat. Section 60.047(2)(3) and Sections 60.387 to 60.414) authorizes a corporation, through its articles of incorporation and bylaws, to limit the liability of directors and to grant indemnity to directors, officers, employees or agents for actions taken with respect to the corporation in their respective capacities as directors, officers, employees or agents. Indemnification for such liabilities may be provided to an officer, director, employee or agent based upon the determination by a vote of the disinterested Board of Directors, a vote by a special committee of the Board of Directors, by the determination of a special legal counsel or by a vote of the shareholders that the director, officer, employee or agent may properly be indemnified under the statute. Except as set forth below, this includes liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act"). Article VI of the Company's Articles of Incorporation (Exhibit 3(a) hereto) limits a director's liability to the Company or its shareholders for monetary damages arising out of his or her conduct as a director, except in certain circumstances involving breach of the director's duty of loyalty to the Company or its shareholders, acts or omissions not in good faith or involving intentional misconduct or a knowing violation of the law, any unlawful distribution under ORS 60.367, or any unlawful distribution or any transaction in which the director derived an improper personal benefit. Article V of the Company's Bylaws (Exhibit 3(b) hereto) provide for indemnification of the Company's directors in cases in which the director successfully defends the action and in certain other circumstances in which the director acts in good faith, believes the conduct to be in the corporation's best interest or not opposed to it, and (for alleged criminal conduct) has no reasonable cause to believe the conduct to have been unlawful, except for acts for which the director is ultimately adjudged liable to the corporation. The Company may also advance litigation expenses to directors, officers, agents and employees under certain circumstances.


ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions and the non-accountable expense allowance payable by the Company in connection with the issuance and distribution of the securities being registered. All amounts shown are estimated except the SEC Registration Fee.

     SEC Registration Fee                                   $  2,780
     Blue Sky Fees and Expenses                             $    500
     Printing and Engraving Expenses                        $ 10,000
     Legal Fees and Expenses                                $ 60,000
     Accounting Fees and Expenses                           $ 25,000
     Miscellaneous Expenses                                 $  1,720
                                                          -----------
          Total                                             $100,000


ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

     (a)  In connection with the founding of the Company in August, 1997, Tom
W. Palmer, Eugene C. Albert and Ted W. Palmer, currently the Company's President and a Director, the Company's Vice-President and a Director and a Company Director, respectively, were issued all of the equity interests in Credit Concepts, L.L.C., the Company's predecessor, in reliance upon Section 4(2) of the Securities Act.

     (b) On October 15, 1997, the Company sold a $50,000 promissory note bearing interest at 12% PER ANNUM to Ted W. Palmer, a Director of the Company, in reliance upon Section 4(2) of the Securities Act.

     (c) On October 16, 1997, the Company sold a $5,000 promissory note bearing interest at 12% PER ANNUM to Eugene C. Albert, the Vice-President, Secretary and a Director of the Company, in reliance upon Section 4(2) of the Securities Act.

     (d) On November 15, 1997, the Company sold a $30,000 promissory note bearing interest at 12% PER ANNUM to Eugene C. Albert, the Vice-President, Secretary and a Director of the Company, and a $100,000 promissory note bearing interest at 12% PER ANNUM to Ted W. Palmer, a Director of the Company, in reliance upon Section 4(2) of the Securities Act.

     (e) On November 18, 1997, the Company sold a $116,000 promissory note without interest to Tom W. Palmer, the President and a Director of the Company, and his wife in reliance upon Section 4(2) of the Securities Act.

     (f) On December 10, 1997, the Company sold a $150,000 promissory note bearing interest at 12% PER ANNUM to Ted W. Palmer, a Director of the Company, in reliance upon Section 4(2) of the Securities Act.

     (g) On January 15, 1998, the Company sold a $40,000 promissory note bearing interest at 12% PER ANNUM to Kimberly M. Coleman, the General Manager of the Company, and her husband in reliance upon Section 4(2) of the Securities Act.

     (h) On January 20, 1998, Tom W. Palmer, Eugene C. Albert and Ted W. Palmer Trust each purchased 100 shares of capital stock of Credit Concepts, Inc. for $50,000 in reliance upon Section 4(2) of the Securities Act.

     (i) On February 24, 1998, the Company sold a $30,000 promissory note bearing interest at 12% PER ANNUM to Eugene C. Albert, the Vice-President, Secretary and a Director of the Company, in reliance upon Section 4(2) of the Securities Act.

     (j) On March 9, 1998, the Company sold a $10,000 promissory note bearing interest at 12% PER ANNUM to Eugene C. Albert, the Vice-President, Secretary and a Director of the Company, and a $15,000 promissory note bearing interest at 13% PER ANNUM to Tom W. Palmer, the President and a Director of the Company, and his wife in reliance upon Section 4(2) of the Securities Act.

     (k) On March 16, 1998, the Company sold two $50,000 promissory notes, each bearing interest at 12% PER ANNUM, to Ted W. Palmer, a Director of the Company, in reliance upon Section 4(2) of the Securities Act.

     (l) On March 25, 1998, the Company sold a $10,000 promissory note bearing interest at 12% PER ANNUM to Kimberly M. Coleman, the General Manager of the Company, and her husband in reliance upon Section 4(2) of the Securities Act.

     (m) On March 26, 1998, the Company sold a $3,000 promissory note bearing interest at 12% PER ANNUM to Eugene C. Albert, the Vice-President, Secretary and a Director of the Company, and a $7,000 promissory note bearing interest at 12% PER ANNUM to Tom W. Palmer, the President and a Director of the Company, and his wife in reliance upon Section 4(2) of the Securities Act.

     (n) On April 1, 1998, the Company sold a $10,000 promissory note bearing interest at 12% PER ANNUM to Kimberly M. Coleman, the General Manager of the Company, and her husband in reliance upon Section 4(2) of the Securities Act. On the same date, the Company sold a $50,000 promissory note bearing interest at 12% PER ANNUM to M. Jacobs Fine Furniture Profit Sharing Plan, the "accredited" owner and operator of which furniture store is the trustee under the Plan. Members of the Company's management had an existing personal and business relationship with the owner-operator of this furniture store, and the transaction was made in reliance upon Section 4(2) of the Securities Act.

     (o) On April 8, 1998, the Company sold a $40,000 promissory note bearing interest at 12% PER ANNUM to Amvesco, Inc. dba Western Pioneer Title Co. of Lane County, with whom members of the Company's management had an existing personal and business relationship, in reliance upon Section 4(2) of the Securities Act.

     (p) On April 15, 1998, the Company sold a $60,000 promissory note bearing interest at 12% PER ANNUM to Bjarnie & Elsie Abrahamson, "accredited" persons with whom members of the Company's management had an existing personal and business relationship, in reliance upon Section 4(2) of the Securities Act.

     (q) On May 4, 1998, the Company sold a $100,000 promissory note bearing interest at 12% PER ANNUM to Ted W. Palmer, a Director of the Company, in reliance upon Section 4(2) of the Securities Act.

     (s) On May 18, 1998, the Company sold a $32,000 promissory note bearing interest at 12% PER ANNUM to Melvin S. Martinson and Leorne E. Martinson, "accredited" persons with whom members of the Company's management had an existing personal and business relationship, in reliance upon Section 4(2) of the Securities Act.

     (t) On May 28, 1998, the Company sold a $25,000 promissory note bearing interest at 12% PER ANNUM to William and Debra Cox, "accredited" persons with whom members of the Company's management had an existing personal and business relationship, in reliance upon Section 4(2) of the Securities Act.

     (u) On June 18, 1998, the Company sold a $4,500 promissory note bearing interest at 12% PER ANNUM to Tom W. Palmer, the President and a Director of the Company, and his wife in reliance upon Section 4(2) of the Securities Act.

     (v) On June 25, 1998, the Company sold a $100,000 promissory note bearing interest at 12% PER ANNUM to Ted W. Palmer, a Director of the Company, in reliance upon Section 4(2) of the Securities Act. On the same date, the Company sold a $70,000 promissory note bearing interest at 12% PER ANNUM to Amvesco, Inc. dba Western Pioneer Title Co. of Lane County, with whom members of the Company's management had an existing personal and business relationship, in reliance upon Section 4(2) of the Securities Act.

     (w) On June 30, 1998, the Company sold a $15,500 promissory note bearing interest at 12% PER ANNUM to Tom W. Palmer, the President and a Director of the Company, and his wife in reliance upon Section 4(2) of the Securities Act.

     (x) On July 14, 1998, the Company sold a $10,000 promissory note bearing interest at 10% PER ANNUM to Stanley B. Woods and Jo Ellen Woods, "accredited" persons with whom members of the Company's management had an existing personal and business relationship, in reliance upon Section 4(2) of the Securities Act.

     (y) On July 27, 1998, the Company sold a $450,000 promissory note bearing interest at 12% PER ANNUM to Ted W. Palmer, a Director of the Company, Tom W. Palmer, the President and a Director of the Company, and Eugene C. Albert, the Vice-President, Secretary and a Director of the Company, in reliance upon
Section 4(2) of the Securities Act.

     The registrant is relying upon Rule 152 of the Securities Act to preclude the integration of present offering with the offer and sale of the above equity interests, shares and promissory notes in connection with registrant's reliance upon Section 4(2) in the offer and sale of the above equity interests, shares and promissory notes.


ITEM 27.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.
-----------------------------------------------------

NUMBER         DESCRIPTION
------         -----------
 3(a)          Articles of Incorporation
 3(b)          By-Laws

 4(a)          Specimen Short-Term Investment Certificate
 4(b)          Specimen Long-Term Investment Certificate
 5(a)          Opinion of Karr Tuttle Campbell

10(a)          Form of Master Dealer Agreement with automobile dealers,
               including Amendment to Master Dealer Agreement
10(b)          Form of Contract purchased from automobile dealers

10(c) Bill of Sale and Assumption of Liabilities dated January 20, 1998 with Albert Credit, LLC

10(d)          Loan Agreement dated April 6, 1998 with Pacific Continental
               Bank, and Amendment to Loan Agreement dated November 4, 1998
10(e)          Promissory Note in favor of Pacific Continental Bank dated
               April 6, 1998
10(f)          Commercial Guaranty by Thomas W. Palmer dated April 6, 1998
10(g)          Commercial Guaranty by Eugene C. Albert dated April 6, 1998
10(h)          Commercial Guaranty by Ted W. Palmer dated April 6, 1998
10(i)          Commercial Security Agreement dated April 6, 1998 with
               Pacific Continental Bank
10(j)          Commercial Security Agreement dated April 6, 1998 with Pacific
               Continental Bank, including as collateral Thomas W. Palmer's life insurance policy
10(k)          Commercial Security Agreement dated April 6, 1998 with Pacific
               Continental Bank, including as collateral Eugene C. Albert's life insurance policy
10(l)          Agreement to Provide Insurance dated April 6, 1998 with Pacific
               Continental Bank
10(m)          Assignment of Life Insurance Policy as Collateral dated
               March 10, 1998 with Pacific Continental Bank for
               Thomas W. Palmer's life insurance policy
10(n)          Assignment of Life Insurance Policy as Collateral dated
               March 10, 1998 with Pacific Continental Bank for Eugene C.
               Albert's life insurance policy
10(o)          Employment Agreement dated September 24, 1997 with
               Kimberly M. Coleman
10(p)          Buy-Sell Agreement dated January 20, 1998 between Ted W.
               Palmer, Thomas W. Palmer and Eugene C. Albert
10(q)          Lease Agreement dated October 14, 1997 with Keypac Leasing, including Limited Guaranty
10(r)          Form of Promissory Note evidencing loans from private investors

10(s)          Master Dealer Agreement dated October 23, 1997 with Hutchins
               Imported Motors, Inc. (now known as "Lithia Toyota of
               Springfield")
10(t)          Master Dealer Agreement dated November 11, 1997 with Hutchins
               Eugene Nissan, Inc. (now known as "Lithia Nissan of Eugene")
10(u)          Master Dealer Agreement dated February 4, 1998 with JKL
               Automotive, Inc. d/b/a Kieffer's Eugene Mazda
10(v)          Master Dealer Agreement dated November 28, 1997 with Kendall
               Ford Inc.
10(w)          Master Dealer Agreement dated December 15, 1997 with
               Guaranty Chev Pont Olds Co. Inc.
10(x)          Forbearance Agreement dated March 23, 1999 by Thomas W. Palmer
10(y)          Forbearance Agreement dated March 24, 1999 by Eugene C. Albert
10(z)          Forbearance Agreement dated March 24, 1999 by Ted W. Palmer

23(a)          Consent dated August 19, 1998 of Yergen and Meyer LLP

23(b)          Consent dated March 23, 1999 of Yergen and Meyer LLP
23(c)          Consent dated April 28, 1999 of Yergen and Meyer LLP *

  -            Consent of Karr Tuttle Campbell **
24(a)          Power of Attorney by signers of registration statement***
27             Financial Data Schedule
--------------------------------------
*     Filed herewith.
**    Included as part of Exhibit 5(a), Opinion of Karr Tuttle Campbell.
***   Set forth on signature page of registration statement.


Item 28.  Undertakings.
-----------------------

     (a)  INDEMNIFICATION FOR LIABILITIES.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (b)  RULE 430A UNDERTAKINGS.

          The undersigned Registrant hereby undertakes that:

          (i) For the purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time declared effective.

          (ii) For the purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this amendment to registration statement to be signed on its behalf by the undersigned in the city of Eugene, state of Oregon, on April 28, 1999.

                                        Credit Concepts, Inc.
                                            (Registrant)


                                        By: /s/ Tom W. Palmer
                                            ------------------------
                                            (Tom W. Palmer) President
                                            (Signature and Title)


/s/ Tom W. Palmer            President and Director       April 28, 1999
---------------------               (Title)              ---------------
  (Tom W. Palmer)                                             (Date)



Eugene C. Albert                Vice-President,           April 28, 1999
                             Secretary and Director      ---------------
By: /s/ Tom W. Palmer               (Title)                   (Date)
    -----------------
    (Tom W. Palmer*)



Ted W. Palmer                       Director              April 28, 1999
                                    (Title)              ---------------
By: /s/ Tom W. Palmer                                         (Date)
    -----------------
    (Tom W. Palmer*)

---------------------
* Pursuant to Power of Attorney dated November 5, 1998 accompanying the signature page of the registration statement as initially filed.